Exhibit 99.1

Media	Investors
Mary Eshet	Jim Rowe
704-383-7777	415-396-8216

Friday, July 13, 2012

WELLS FARGO REPORTS RECORD QUARTERLY NET INCOME

Q2 Net Income of $4.6 billion; EPS of $0.82, Up 17 Percent from Prior Year

•	Continued strong financial results:

o	Record diluted earnings per common share of $0.82, up 38 percent (annualized) from prior quarter

o	Record Wells Fargo net income of $4.6 billion, up 35 percent (annualized) from prior quarter

o	Pre-tax pre-provision profit (PTPP)[1] of $8.9 billion, up 12 percent (annualized) from prior quarter

o	Revenue of $21.3 billion, compared with $21.6 billion in prior quarter

o	Positive operating leverage; continued expense control

o	Return on average assets (ROA) of 1.41 percent, up 10 basis points from prior quarter

o	Return on equity (ROE) of 12.86 percent, up 72 basis points from prior quarter

•	Strong loan and deposit growth:

o	Total loans of $775.2 billion at June 30, 2012, up from $766.5 billion at March 31, 2012

o	Core loan portfolio up $13.8 billion from March 31, 2012[2]

o	Completed the acquisitions of BNP Paribas’s North American energy lending business and WestLB’s subscription finance loan portfolio

o	Total average core checking and savings deposits up $12.5 billion from prior quarter

•	Maintained strong capital position:

o

Tier 1 common equity[3] under Basel I increased $2.2 billion to $101.7 billion, with Tier 1 common equity ratio of 10.08 percent under Basel I at June 30, 2012. Estimated Tier 1 common equity ratio of 7.78 percent under the latest Basel III capital proposals[4]

o	Purchased 53 million shares of common stock in second quarter 2012 and an additional estimated 11 million shares through a forward repurchase transaction expected to settle in third quarter 2012

o	Redeemed $1.8 billion of trust preferred securities, with an average coupon of 6.31 percent, on June 15, 2012

o	Paid quarterly common stock dividend of $0.22 per share

1 See footnote (2) on page 16 for more information on pre-tax pre-provision profit.

2 See table on page 5 for more information on core and non-strategic/liquidating loan portfolios.

3 See tables on page 38 for more information on Tier 1 common equity.

4 Estimated Basel III calculation based on management’s current interpretation of the Basel III capital rules proposed by federal banking agencies in notices of proposed rulemaking announced in June 2012. The proposed rules and interpretations and assumptions used in estimating Basel III calculations are subject to change depending on final promulgation of Basel III capital rules.

•	Solid credit improvement:

o	Net charge-offs were $2.2 billion, a decline of $195 million from prior quarter

o	1.15 percent (annualized) net charge-off rate, lowest since third quarter 2007

o	Non-performing assets of $24.9 billion, down $1.8 billion from prior quarter

o	Reserve release[5] of $400 million (pre-tax) reflected continued improved credit performance

Selected Financial Information

		Quarter ended

	June 30,	Mar. 31,	June 30,
	2012	2012	2011

Earnings
Diluted earnings per common share	$0.82	0.75	0.70
Wells Fargo net income (in billions)	4.62	4.25	3.95
Return on assets (ROA)	1.41%	1.31	1.27
Return on equity (ROE)	12.86	12.14	11.92

Asset Quality
Net charge-offs as a % of avg. total loans	1.15	1.25	1.52
Allowance as a % of total loans	2.41	2.50	2.83
Allowance as a % of annualized net charge-offs	211	199	187

Other
Revenue (in billions)	$21.29	21.64	20.39
Efficiency ratio	58.2	60.1	61.2
Average loans (in billions)	768.2	768.6	751.3
Average core deposits (in billions)	880.6	870.5	807.5
Net interest margin	3.91%	3.91	4.01

SAN FRANCISCO – Wells Fargo & Company (NYSE: WFC) reported record net income of $4.6 billion, or $0.82 per diluted common share, for second quarter 2012, up from $3.9 billion, or $0.70 per share, for second quarter 2011, and up from $4.2 billion, or $0.75 per share, for first quarter 2012. For the first six months of 2012, net income was $8.9 billion, or $1.57 per share, compared with $7.7 billion, or $1.37 per share, a year ago.

“Wells Fargo’s strong financial results this quarter again reflect the benefit of our diversified business model.” said Chairman and CEO John Stumpf. “While the economic recovery remains uneven, we continued to meet our customers’ financial needs and benefited from signs of stabilization in the housing market. Our accomplishments reflect our continued focus on key Wells Fargo fundamentals: the way our team members work together to serve customers, and the way we manage risk. The foundation of our business is putting the customer at the center of all we do. Because of that focus, our customers entrusted more of their business with us—we had record quarterly mortgage applications, increases in lending to consumers and businesses, and continued growth in deposits and cross-sell.”

5 Reserve release represents the amount by which net charge-offs exceed the provision for credit losses.

“Our performance was strong across the board,” said Chief Financial Officer Tim Sloan. “In the quarter, we had record net income and earnings per share; expense reduction of approximately $600 million; an improved efficiency ratio; higher PTPP, ROA and ROE; core loan growth of $13.8 billion; and continued improvement in credit metrics.”

Revenue

Revenue was $21.3 billion in the second quarter, compared with $21.6 billion in first quarter 2012. Net interest income increased 1.4 percent from first quarter, and noninterest income declined by $496 million from first quarter because of lower market sensitive revenue, including a decline in trading gains related to deferred compensation plan investments (offset in employee benefits expense). Businesses generating linked-quarter revenue growth included capital finance, capital markets, commercial banking, commercial mortgage servicing, commercial real estate, corporate banking, corporate trust, debit card, equipment finance, global remittance, government and institutional banking, home equity, international, merchant services, real estate capital markets, and wealth management.

Net Interest Income

Net interest income increased to $11.0 billion in the second quarter, up from $10.9 billion in first quarter 2012. Growth in commercial loan interest income and yields was driven by balance growth and higher levels of purchased credit-impaired (PCI) resolution income. The yield and interest income on the available-for-sale securities portfolio increased as short-term, low yielding agency securities were replaced with high quality municipal and agency mortgage-backed securities. Finally, interest expense declined as we redeemed higher cost trust preferred securities. The net interest margin was 3.91 percent, unchanged from first quarter 2012. On a linked quarter basis, the impact of higher variable income, including PCI loan resolution income, was approximately 7 basis points, helping offset pressure on the net interest margin from balance sheet repricing in the current low interest rate environment.

Noninterest Income

Noninterest income was $10.3 billion, compared with $10.7 billion in first quarter 2012. While the Company recorded higher deposit service charges, trust and investment fees, card fees and mortgage banking revenue, the decline from first quarter 2012 was attributable to lower market sensitive revenue, primarily trading gains related to deferred compensation plan investments ($218 million offset in employee benefits expense), as well as $122 million in lower equity gains.

Mortgage banking noninterest income was $2.9 billion, up $23 million from first quarter, on $131 billion of originations, compared with $129 billion of originations in first quarter. The Company provided $669 million for mortgage loan repurchase losses, compared with $430 million in first quarter (included in net gains from mortgage loan origination/sales activities). The increase in the repurchase provision was primarily attributable to an increase in projected demands from government-sponsored entities on loans sold between 2006 and 2008. Net mortgage servicing rights (MSRs) results were a $377 million gain compared with a $58 million loss in first quarter. The ratio of MSRs to related loans serviced for others was 69 basis points and the average note rate on the servicing portfolio was 4.97 percent. The unclosed pipeline at June 30, 2012, was $102 billion, up from $79 billion at March 31, 2012.

The Company had net unrealized securities gains of $9.5 billion at June 30, 2012, compared with a net unrealized gain of $8.7 billion at March 31, 2012. Period-end securities available for sale balances declined $3.4 billion, due primarily to lower-yielding securities being called.

Noninterest Expense

Noninterest expense declined $596 million in the quarter to $12.4 billion, compared with $13.0 billion in first quarter 2012. The decline in noninterest expense was primarily due to lower employee benefits expense, down $559 million from first quarter’s seasonally elevated levels, including $222 million of lower deferred compensation expense (offset in revenue), and reduced merger integration expenses. These reductions were partially offset by higher revenue-based incentive compensation and higher severance expense. Operating losses increased $47 million in the quarter to $524 million, compared with $477 million in first quarter, and included additional litigation accruals relating to the settlement with the Department of Justice announced yesterday.

The Company’s efficiency ratio improved to 58.2 percent from 60.1 percent in first quarter 2012 and 61.2 percent in second quarter 2011. “Our second quarter expense reduction was in-line with our prior estimates and is reflected in our improved efficiency ratio, which is now within the target range of 55 to 59 percent we cited at our 2012 Investor Day,” said Sloan. “Given the continued momentum in revenue opportunities this quarter, including a record number of mortgage applications, we currently expect fourth quarter 2012 expenses to be higher than our previous target of $11.25 billion. Reflecting these higher revenue opportunities, we believe our efficiency ratio is a better measure of our expense management than specific dollar estimates. For the remainder of 2012, we expect noninterest expense to decline from second quarter 2012 levels and that we will operate within our 55 to 59 percent efficiency ratio range.”

Loans

Total loans were $775.2 billion at June 30, 2012, up $8.7 billion from $766.5 billion at March 31, 2012. Excluding runoff in the non-strategic/liquidating portfolio of $5.1 billion, loans in the core portfolio grew $13.8 billion in the quarter. Included in the core loan growth was $6.9 billion of commercial loans acquired in the quarter from WestLB’s subscription finance loan portfolio and BNP Paribas’s North American energy lending business. In addition, core loan growth was driven by strength in key consumer lending businesses: 1-4 family first mortgages (up $1.6 billion from first quarter 2012), credit cards (up $708 million) due in part to stronger new account growth, and auto (up $1.5 billion).

Average loan balances were down slightly in the second quarter, as the acquisition of West LB’s subscription finance loan portfolio closed toward the end of the quarter. Many loan portfolios had linked-quarter growth in average balances, including asset backed finance, brokerage services, capital finance, commercial banking, corporate banking, dealer services, equipment finance, mortgage, real estate capital markets and retail sales finance.

	June 30, 2012			March 31, 2012

(in millions)	Core	Liquidating (1)	Total	Core	Liquidating (1)	Total

Commercial	$349,774	4,278	354,052	340,536	5,213	345,749
Consumer	322,297	98,850	421,147	317,753	103,019	420,772

Total loans	$672,071	103,128	775,199	658,289	108,232	766,521

Change from prior quarter:	$13,782	(5,104)	8,678	984	(4,094)	(3,110)

(1)	See table on page 35 for additional information on non-strategic/liquidating loan portfolios. Management believes that the above information provides useful disclosure regarding the Company’s ongoing loan portfolios.

Deposits

Average core deposits were $880.6 billion, up 9 percent from a year ago and up 5 percent (annualized) from first quarter 2012. Average core checking and savings deposits were $820.3 billion, up 12 percent from a year ago and up 6 percent (annualized) from first quarter 2012. Average mortgage escrow deposits were $35.4 billion, compared with $23.9 billion a year ago and $33.0 billion in first quarter 2012. Average core checking and savings deposits were 93 percent of average core deposits, up from 91 percent a year ago. The average deposit cost for second quarter 2012 was 19 basis points, compared with 20 basis points in first quarter 2012. Average core deposits were 115 percent of average loans, up slightly from first quarter 2012.

Capital

Capital increased in the second quarter, with Tier 1 common equity reaching $101.7 billion under Basel I, or 10.08 percent of risk-weighted assets. Based on our interpretation of the latest Basel III capital proposals, including the notices of proposed rulemaking issued by the federal banking agencies in June 2012, the Tier 1 common equity ratio was an estimated 7.78 percent. In the second quarter, the Company purchased approximately 53 million shares of its common stock and an additional estimated 11 million shares through a forward repurchase transaction expected to settle in third quarter 2012, paid quarterly common stock dividends of $0.22 per share, and redeemed $1.8 billion of trust preferred securities, with an average coupon of 6.31 percent, on June 15, 2012.

	June 30,	Mar. 31,	June 30,
(as a percent of total risk-weighted assets)	2012	2012	2011

Ratios under Basel I (1):

Tier 1 common equity (2)	10.08%	9.98	9.15
Tier 1 capital	11.68	11.78	11.69
Tier 1 leverage	9.25	9.35	9.43

(1)	June 30, 2012, ratios are preliminary.
(2)	See table on page 38 for more information on Tier 1 common equity.

Credit Quality

“Credit quality trends continued to show improvement in the second quarter, with reductions in net losses, nonperforming assets, nonaccrual loans, and loans 90 days or more past due and still accruing,” said Chief Risk Officer Mike Loughlin. Second quarter 2012 net charge-offs were $2.2 billion, or 1.15 percent (annualized) of average loans, down from first quarter 2012 net charge-offs of $2.4 billion (1.25 percent). The loan loss reserve release was $400 million, equal to the release in the first quarter. “Credit performance over the past two years has steadily improved and the second quarter results continued that trend. Absent significant deterioration in the economy, we expect continued but more modest improvement for the remainder of the year, and we continue to expect future reserve releases in 2012,” said Loughlin.

Net Loan Charge-Offs

	Quarter ended

	June 30, 2012		March 31, 2012		December 31, 2011

		As a		As a		As a
	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	average	charge-	average	charge-	average
($ in millions)	offs	loans (1)	offs	loans (1)	offs	loans (1)

Commercial:
Commercial and industrial	$249	0.58%	$256	0.62%	$310	0.74%
Real estate mortgage	81	0.31	46	0.17	117	0.44
Real estate construction	17	0.40	67	1.43	(5)	(0.09)
Lease financing	-	-	2	0.06	4	0.13
Foreign	11	0.11	14	0.14	45	0.45

Total commercial	358	0.42	385	0.45	471	0.54

Consumer:
Real estate 1-4 family first mortgage	743	1.30	791	1.39	844	1.46
Real estate 1-4 family junior lien mortgage	689	3.38	763	3.62	800	3.64
Credit card	240	4.37	242	4.40	256	4.63
Other revolving credit and installment	170	0.79	214	0.99	269	1.24

Total consumer	1,842	1.76	2,010	1.91	2,169	2.02

Total	$2,200	1.15%	$2,395	1.25%	$2,640	1.36%

(1)	Quarterly net charge-offs as a percentage of average loans are annualized. See explanation on page 31 of the accounting for purchased credit-impaired (PCI) loans and the impact on selected financial ratios.

Nonperforming Assets

Nonperforming assets declined by $1.8 billion, ending the quarter at $24.9 billion, compared with $26.6 billion in first quarter 2012. Nonaccrual loans decreased to $20.6 billion from $22.0 billion in the first quarter, with declines in both commercial and consumer categories. Foreclosed assets were down to $4.3 billion from $4.6 billion in first quarter 2012.

Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	June 30, 2012		March 31, 2012		December 31, 2011

		As a		As a		As a
		% of		% of		% of
	Total	total	Total	total	Total	total
($ in millions)	balances	loans	balances	loans	balances	loans

Commercial:
Commercial and industrial	$1,549	0.87%	$1,726	1.02%	$2,142	1.28%
Real estate mortgage	3,832	3.63	4,081	3.85	4,085	3.85
Real estate construction	1,421	8.08	1,709	9.21	1,890	9.75
Lease financing	43	0.34	45	0.34	53	0.40
Foreign	79	0.20	38	0.10	47	0.12

Total commercial	6,924	1.96	7,599	2.20	8,217	2.38

Consumer:
Real estate 1-4 family first mortgage	10,368	4.50	10,683	4.67	10,913	4.77
Real estate 1-4 family junior lien mortgage	3,091	3.82	3,558	4.28	1,975	2.30
Other revolving credit and installment	195	0.22	186	0.21	199	0.23

Total consumer	13,654	3.24	14,427	3.43	13,087	3.09

Total nonaccrual loans	20,578	2.65	22,026	2.87	21,304	2.77

Foreclosed assets:
GNMA	1,465		1,352		1,319
Non GNMA	2,842		3,265		3,342

Total foreclosed assets	4,307		4,617		4,661

Total nonperforming assets	$24,885	3.21%	$26,643	3.48%	$25,965	3.37%

Change from prior quarter:
Total nonaccrual loans	$(1,448)		$722		$(596)
Total nonperforming assets	(1,758)		678		(879)

Loans 90 Days or More Past Due and Still Accruing

Loans 90 days or more past due and still accruing (excluding government insured/guaranteed) totaled $1.4 billion at June 30, 2012, compared with $1.6 billion at March 31, 2012. Loans 90 days or more past due and still accruing with repayments insured by the Federal Housing Administration (FHA) or predominantly guaranteed by the Department of Veterans Affairs (VA) for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program were $21.5 billion at June 30, 2012, up from $20.9 billion at March 31, 2012, due to growth in the FHA/VA portfolio over the past two years and the subsequent seasoning of those loans.

Allowance for Credit Losses

The allowance for credit losses, including the allowance for unfunded commitments, totaled $18.6 billion at June 30, 2012, down from $19.1 billion at March 31, 2012. The allowance coverage to total loans was 2.41 percent, compared with 2.50 percent in first quarter 2012. The allowance covered 2.11 times annualized second quarter net charge-offs, compared with 1.99 times in the prior quarter. The allowance coverage to nonaccrual loans was 91 percent at June 30, 2012, compared with 87 percent at March 31, 2012. “We believe the allowance was appropriate for losses inherent in the loan portfolio at June 30, 2012,” said Loughlin.

Business Segment Performance

Wells Fargo defines its operating segments by product type and customer segment. Segment net income for each of the three business segments was:

			Quarter ended

	June 30,	Mar. 31,	June 30,
(in millions)	2012	2012	2011

Community Banking	$2,535	2,348	2,120
Wholesale Banking	1,881	1,868	1,913
Wealth, Brokerage and Retirement	343	296	337

More financial information about the business segments is on pages 39 and 40.

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses. These products include investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Mortgage business units.

Selected Financial Information

			Quarter ended

	June 30,	Mar. 31,	June 30,
(in millions)	2012	2012	2011

Total revenue	$13,092	13,421	12,605
Provision for credit losses	1,573	1,878	1,916
Noninterest expense	7,580	7,825	7,412
Segment net income	2,535	2,348	2,120

(in billions)
Average loans	483.9	486.1	497.0
Average assets	746.6	738.3	747.6
Average core deposits	586.1	575.2	552.0

Community Banking reported net income of $2.5 billion, up $187 million, or 8 percent, from first quarter 2012. Revenue decreased $329 million, or 2 percent, from first quarter 2012, primarily due to lower gains on deferred compensation plan investments (offset in employee benefits expense) and planned runoff of non-strategic loan portfolios, partially offset by growth in deposit service charges, trust and investment fees and debit, credit and merchant card transaction volumes. Noninterest expense decreased $245 million, or 3 percent, from first quarter 2012, due to seasonally higher benefits expense in first quarter and lower deferred compensation expense (offset in revenue), partially offset by higher operating losses and higher severance expense associated with our efficiency and cost save initiatives. The provision for credit losses decreased $305 million from first quarter 2012 as net charge-offs declined $180 million and improved credit performance resulted in a $125 million higher reserve release.

Net income was up $415 million, or 20 percent, from second quarter 2011. Revenue increased $487 million, or 4 percent, from second quarter 2011 as a result of higher volume-related mortgage banking income and deposit growth, partially mitigated by higher equity gains in the prior year, planned runoff of non-strategic loan balances and lower debit card revenue due to regulatory changes enacted in October 2011. Noninterest expense increased $168 million, or 2 percent, from second quarter 2011, largely the result of higher mortgage volume-related expenses, operating losses and increased severance expense associated with efficiency and cost save initiatives. The provision for credit losses decreased $343 million from second quarter 2011 due to a $618 million improvement in net charge-offs, offset in part by a lower reserve release.

Regional Banking

•	Retail banking

o	Achieved new Retail Bank cross-sell milestone of 6.00 products per household for the combined company, up from 5.82; cross-sell in the West reached 6.37, compared with 5.52 in the East[6]

o	Consumer checking accounts up a net 1.0 percent[6]

o	Consumer credit card, lines of credit and loan product solutions (sales) in the retail banking stores were up by double digits from the prior year

o	Partner referrals that resulted in a sale, including products such as insurance, mortgage and student lending, were more than 1.5 times the prior year

o	Customer experience ratings exceeded last quarter’s record, as customers rated their experience in our retail banking stores at an all-time high, based on survey results

•	Small Business/Business Banking

o	Business checking accounts up a net 3.8 percent[6]

o	Business Direct credit card, lines of credit and loan product solutions (primarily under $100,000 sold through our retail banking stores) were more than 1.5 times the prior year

o	$7.4 billion in net new loan commitments to small business customers (primarily with annual revenues less than $20 million) in the first half of 2012, up approximately 32 percent from prior year

•	Online and Mobile Banking

o	21.1 million active online customers[6]

o	8.3 million active mobile customers[6]

Consumer Lending Group

•	Home Mortgage

o	Originations of $131 billion, up from $129 billion in prior quarter

o	Applications of $208 billion, compared with $188 billion in prior quarter

o	Application pipeline of $102 billion at quarter end, compared with $79 billion at March 31, 2012

o	Residential mortgage servicing portfolio of $1.9 trillion

•	Other Consumer Lending

o	Credit card penetration in retail banking households rose to 31.0 percent[6], up from 29.9 percent in the prior year

o	Record auto originations of $6.6 billion, up 6 percent from prior quarter and up 18 percent from prior year

6 Data as of May 2012. Comparisons are May 2012 compared with May 2011.

Wholesale Banking provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $20 million. Products & business segments include Middle Market Commercial Banking, Government and Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Wells Fargo Securities, Principal Investments, Asset Backed Finance, and Asset Management.

Selected Financial Information

	Quarter ended

(in millions)	June 30, 2012	Mar. 31, 2012	June 30, 2011

Total revenue	$6,117	6,033	5,595
Provision (reversal of provision) for credit losses	188	95	(97)
Noninterest expense	3,113	3,054	2,761
Segment net income	1,881	1,868	1,913

(in billions)
Average loans	270.2	268.6	242.9
Average assets	478.4	467.8	417.3
Average core deposits	220.9	220.9	190.6

Wholesale Banking reported net income of $1.9 billion, up $13 million from first quarter 2012. Record revenue of $6.1 billion increased 1 percent from first quarter 2012 as strong growth across many businesses, including capital finance, commercial banking, commercial real estate, corporate banking, capital markets, international and real estate capital markets as well as increased PCI resolutions offset lower trading portfolio and equity gains. Noninterest expense increased $59 million, or 2 percent, from first quarter 2012 due to higher non-personnel expenses related to growth initiatives and compliance and regulatory requirements. The provision for credit losses was $188 million and increased $93 million from first quarter 2012 despite a net charge-off improvement of $32 million. The provision also included a $25 million credit reserve build, compared with a $100 million reserve release in first quarter 2012.

Net income was down $32 million, or 2 percent, from second quarter 2011 as higher revenue was offset by an increase in noninterest expense and the provision for credit losses. Revenue increased $522 million, or 9 percent, from second quarter 2011 driven by broad-based business growth, including from acquisitions, and strong loan and deposit growth. Noninterest expense increased $352 million, or 13 percent, from second quarter 2011 due to higher personnel expenses related to revenue growth and higher operating losses. Despite an improvement of $40 million in net charge-offs, the provision for credit losses rose $285 million from second quarter 2011. The provision included a $25 million credit reserve build, compared with a $300 million reserve release a year ago.

•

11 percent year-over-year average loan and 15 percent average asset growth. The growth came from nearly all portfolios, including asset backed finance, capital finance, commercial banking, commercial real estate, corporate banking and international

•	Eight straight quarters of average loan growth in Commercial Banking

•	Average core deposits up 16 percent from prior year

•	Investment Banking year to date revenue from commercial customers increased 22 percent from 2011 year to date due to attractive capital markets conditions and continued momentum in cross selling

•	Acquired BNP Paribas’s North American energy lending business in April with nearly $9.4 billion of loan commitments and $3.7 billion in loans outstanding

•	Acquired WestLB’s subscription finance portfolio in June with nearly $6 billion of loan commitments and $3.2 billion in loans outstanding

•	Agreement to acquire Merlin Securities LLC, a prime brokerage services and technology provider. Transaction is expected to close in third quarter 2012

•	Wells Fargo & Company named “Best Trade Bank in USA” for second year in a row by Trade Finance magazine’s online readers poll

•	Wells Fargo Capital Finance named Best Bank for Supply Chain Finance by Trade & Forfaiting Review, a leading international trade finance publication

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and trust. Abbot Downing (formerly branded as Lowry Hill and Wells Fargo Family Wealth) meets the unique needs of ultra high net worth clients. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.

Selected Financial Information

	Quarter ended

(in millions)	June 30, 2012	Mar. 31, 2012	June 30, 2011

Total revenue	$2,971	3,062	3,093
Provision for credit losses	37	43	62
Noninterest expense	2,376	2,547	2,486
Segment net income	343	296	337

(in billions)
Average loans	42.5	42.5	43.5
Average assets	160.9	161.9	150.7
Average core deposits	134.2	135.6	125.9

Wealth, Brokerage and Retirement reported net income of $343 million, up $47 million from first quarter 2012. Revenue was $3.0 billion, down 3 percent from first quarter 2012 due to the impact of the equity market decline on deferred compensation plan investment results (offset in noninterest expense). Apart from the $122 million lower deferred compensation plan investment results, all other revenue was up 1 percent driven by higher asset-based fees, partially offset by lower brokerage transaction revenue. Total provision for credit losses decreased $6 million from first quarter 2012, including a reserve release of $10 million in second quarter 2012. Noninterest expense decreased 7 percent from first quarter 2012 driven by lower deferred compensation plan expense. Excluding $118 million lower deferred compensation plan expense, noninterest expense was down 2 percent primarily due to the first quarter 2012 seasonal impact on personnel expenses, partially offset by increased broker commissions on higher production levels.

Net income was up $6 million from second quarter 2011. Revenue was down 4 percent from second quarter 2011 due to lower brokerage transaction revenue, reduced securities gains in the brokerage business and market impact on deferred compensation plan investments, partially offset by growth in managed account fee revenue. Apart from $33 million lower deferred compensation plan results, all other revenue was down 3 percent. Total provision for credit losses decreased $25 million from second quarter 2011. Noninterest expense was down 4 percent from second quarter 2011 driven by a decline in personnel costs largely due to decreased broker commissions, driven by lower production levels, and lower deferred compensation plan expense. Apart from $34 million lower deferred compensation expense, all other noninterest expenses were down 3 percent.

Retail Brokerage

•	Strong deposit growth, with average balances up $12 billion, or 14 percent, from prior year

•	Client assets of $1.2 trillion, down 2 percent with prior year

•	Managed account assets increased $18 billion, or 7 percent, from prior year driven by strong net flows

Wealth Management

•	Client assets of $197 billion, down $8 billion, or 4 percent, from prior year

Retirement

•	Institutional Retirement plan assets of $250 billion, up $3 billion, or 1 percent, from prior year

•	IRA assets of $282 billion, down $4 billion, or 1 percent, from prior year

Conference Call

The Company will host a live conference call on Friday, July 13, at 7 a.m. PDT (10 a.m. EDT). To access the call, please dial 866-872-5161 (U.S. and Canada) or 706-643-1962 (International). No password is required. The call is also available online at wellsfargo.com/invest_relations/earnings and http://us.meeting-stream.com/wellsfargocompany_041312.

A replay of the conference call will be available beginning at approximately noon PDT (3 p.m. EDT) on July 13 through Friday, July 20. Please dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter Conference ID #87775616. The replay will also be available online at wellsfargo.com/invest_relations/earnings.

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “target,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions. Forward-looking statements in this news release include, among others, statements about: (i) future credit quality and performance, and the appropriateness of the allowance for loan losses, including our current expectation of future reserve releases in 2012; (ii) our expectations regarding noninterest expense and our targeted efficiency ratio for the remainder of 2012 as part of our expense management initiatives; and (iii) our estimate regarding our Tier 1 common equity ratio under proposed Basel III capital rules as of June 30, 2012.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices, high unemployment rates, U.S. fiscal debt and budget matters and the sovereign debt crisis and economic difficulties in Europe; our capital requirements (including under regulatory capital standards as determined and interpreted by applicable regulatory authorities such as the proposed Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms; financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses (including the Dodd-Frank Wall Street Reform and Consumer Protection Act), as well as our ability to mitigate the loss of revenue and income from financial services reform and other regulation and legislation; the extent of success in our loan modification efforts, including the effects of regulatory requirements, or changes in regulatory requirements, relating to loan modifications; the amount of mortgage loan repurchase demands that we receive and our ability to satisfy any such demands without having to repurchase loans related thereto or otherwise indemnify or reimburse third parties; negative effects relating to mortgage servicing and foreclosures, as well as effects associated with our settlement with the Department of Justice and other federal and state government entities related to our mortgage servicing and foreclosure practices, including changes in our procedures or practices and/or industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures; our ability to realize our efficiency ratio target as part of our expense management initiatives when and in the range targeted, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters; a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers; recognition of other-than-temporary impairment on securities held in our available-for-sale portfolio; the effect of the current low interest rate environment or changes in interest rates on our net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale; hedging gains or losses; disruptions in the capital markets and reduced investor demand for mortgage loans; our ability to sell more products to our customers; the effect of fluctuations in stock market prices on fee income from our brokerage, asset and wealth management businesses; our election to provide support to our money market funds; changes in the value of our venture capital investments; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; changes in our credit ratings and changes in the credit ratings of our customers or counterparties; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations and legal actions; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if housing prices decline and unemployment worsens. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and has offices in more than 35 countries to support the bank’s customers who conduct business in the global economy. With approximately 265,000 full-time equivalent team members, Wells Fargo serves one in three households in United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2012 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

# # #

Wells Fargo & Company and Subsidiaries

QUARTERLY FINANCIAL DATA

TABLE OF CONTENTS

Pages

Summary Information
Summary Financial Data	16-17

Income
Consolidated Statement of Income	18
Consolidated Statement of Comprehensive Income	19
Condensed Consolidated Statement of Changes in Total Equity	19
Five Quarter Consolidated Statement of Income	20
Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis)	21-22
Noninterest Income and Noninterest Expense	23-24

Balance Sheet
Consolidated Balance Sheet	25-26
Five Quarter Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis)	27
Securities Available for Sale	28

Loans
Loans	28
Nonperforming Assets	29
Loans 90 Days or More Past Due and Still Accruing	30
Purchased Credit-Impaired Loans	31-33
Pick-A-Pay Portfolio	34
Non-Strategic and Liquidating Loan Portfolios	35
Home Equity Portfolios	35
Changes in Allowance for Credit Losses	36-37

Equity
Tier 1 Common Equity	38

Operating Segments
Operating Segment Results	39-40

Other
Mortgage Servicing and other related data	41-43

Wells Fargo & Company and Subsidiaries

SUMMARY FINANCIAL DATA

	Quarter ended June 30,		%	Six months ended June 30,		%

($ in millions, except per share amounts)	2012	2011	Change	2012	2011	Change

For the Period
Wells Fargo net income	$4,622	3,948	17%	$8,870	7,707	15%
Wells Fargo net income applicable to common stock	4,403	3,728	18	8,425	7,298	15
Diluted earnings per common share	0.82	0.70	17	1.57	1.37	15
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.41%	1.27	11	1.36	1.25	9
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	12.86	11.92	8	12.51	11.95	5
Efficiency ratio (1)	58.2	61.2	(5)	59.1	61.9	(5)
Total revenue	$21,289	20,386	4	$42,925	40,715	5
Pre-tax pre-provision profit (PTPP) (2)	8,892	7,911	12	17,535	15,507	13
Dividends declared per common share	0.22	0.12	83	0.44	0.24	83
Average common shares outstanding	5,306.9	5,286.5	-	5,294.9	5,282.7	-
Diluted average common shares outstanding	5,369.9	5,331.7	1	5,354.3	5,329.9	-
Average loans	$768,223	751,253	2	$768,403	752,657	2
Average assets	1,321,584	1,250,945	6	1,312,252	1,246,088	5
Average core deposits (3)	880,636	807,483	9	875,576	802,184	9
Average retail core deposits (4)	624,329	592,974	5	620,445	588,561	5
Net interest margin	3.91%	4.01	(2)	3.91	4.03	(3)

At Period End
Securities available for sale	$226,846	186,298	22	$226,846	186,298	22
Loans	775,199	751,921	3	775,199	751,921	3
Allowance for loan losses	18,320	20,893	(12)	18,320	20,893	(12)
Goodwill	25,406	24,776	3	25,406	24,776	3
Assets	1,336,204	1,259,734	6	1,336,204	1,259,734	6
Core deposits (3)	882,137	808,970	9	882,137	808,970	9
Wells Fargo stockholders’ equity	148,070	136,401	9	148,070	136,401	9
Total equity	149,437	137,916	8	149,437	137,916	8
Capital ratios:
Total equity to assets	11.18%	10.95	2	11.18	10.95	2
Risk-based capital (5):
Tier 1 capital	11.68	11.69	-	11.68	11.69	-
Total capital	14.85	15.41	(4)	14.85	15.41	(4)
Tier 1 leverage (5)	9.25	9.43	(2)	9.25	9.43	(2)
Tier 1 common equity (5)(6)	10.08	9.15	10	10.08	9.15	10
Common shares outstanding	5,275.7	5,278.2	-	5,275.7	5,278.2	-
Book value per common share	$26.06	23.84	9	$26.06	23.84	9
Common stock price:
High	34.59	32.63	6	34.59	34.25	1
Low	29.80	25.26	18	27.94	25.26	11
Period end	33.44	28.06	19	33.44	28.06	19
Team members (active, full-time equivalent)	264,400	266,600	(1)	264,400	266,600	(1)

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).
(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.
(5)	The June 30, 2012, ratios are preliminary.
(6)	See the “Five Quarter Tier 1 Common Equity Under Basel I” table for additional information.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER SUMMARY FINANCIAL DATA

		Quarter ended

($ in millions, except per share amounts)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

For the Quarter
Wells Fargo net income	$4,622	4,248	4,107	4,055	3,948
Wells Fargo net income applicable to common stock	4,403	4,022	3,888	3,839	3,728
Diluted earnings per common share	0.82	0.75	0.73	0.72	0.70
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.41%	1.31	1.25	1.26	1.27
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	12.86	12.14	11.97	11.86	11.92
Efficiency ratio (1)	58.2	60.1	60.7	59.5	61.2
Total revenue	$21,289	21,636	20,605	19,628	20,386
Pre-tax pre-provision profit (PTPP) (2)	8,892	8,643	8,097	7,951	7,911
Dividends declared per common share	0.22	0.22	0.12	0.12	0.12
Average common shares outstanding	5,306.9	5,282.6	5,271.9	5,275.5	5,286.5
Diluted average common shares outstanding	5,369.9	5,337.8	5,317.6	5,319.2	5,331.7
Average loans	$768,223	768,582	768,563	754,544	751,253
Average assets	1,321,584	1,302,921	1,306,728	1,281,369	1,250,945
Average core deposits (3)	880,636	870,516	864,928	836,845	807,483
Average retail core deposits (4)	624,329	616,569	606,810	599,227	592,974
Net interest margin	3.91%	3.91	3.89	3.84	4.01

At Quarter End
Securities available for sale	$226,846	230,266	222,613	207,176	186,298
Loans	775,199	766,521	769,631	760,106	751,921
Allowance for loan losses	18,320	18,852	19,372	20,039	20,893
Goodwill	25,406	25,140	25,115	25,038	24,776
Assets	1,336,204	1,333,799	1,313,867	1,304,945	1,259,734
Core deposits (3)	882,137	888,711	872,629	849,632	808,970
Wells Fargo stockholders’ equity	148,070	145,516	140,241	137,768	136,401
Total equity	149,437	146,849	141,687	139,244	137,916
Capital ratios:
Total equity to assets	11.18%	11.01	10.78	10.67	10.95
Risk-based capital (5):
Tier 1 capital	11.68	11.78	11.33	11.26	11.69
Total capital	14.85	15.13	14.76	14.86	15.41
Tier 1 leverage (5)	9.25	9.35	9.03	8.97	9.43
Tier 1 common equity (5)(6)	10.08	9.98	9.46	9.34	9.15
Common shares outstanding	5,275.7	5,301.5	5,262.6	5,272.2	5,278.2
Book value per common share	$26.06	25.45	24.64	24.13	23.84
Common stock price:
High	34.59	34.59	27.97	29.63	32.63
Low	29.80	27.94	22.61	22.58	25.26
Period end	33.44	34.14	27.56	24.12	28.06
Team members (active, full-time equivalent)	264,400	264,900	264,200	263,800	266,600

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).
(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.
(5)	The June 30, 2012, ratios are preliminary.
(6)	See the “Five Quarter Tier 1 Common Equity under Basel I” table for additional information.

Wells Fargo & Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

	Quarter ended June 30,		%	Six months ended June 30,		%

(in millions, except per share amounts)	2012	2011	Change	2012	2011	Change

Interest income
Trading assets	$343	347	(1)%	$720	697	3%
Securities available for sale	2,147	2,166	(1)	4,235	4,330	(2)
Mortgages held for sale	477	362	32	936	799	17
Loans held for sale	12	17	(29)	21	29	(28)
Loans	9,242	9,361	(1)	18,439	18,748	(2)
Other interest income	133	131	2	258	253	2

Total interest income	12,354	12,384	-	24,609	24,856	(1)

Interest expense
Deposits	443	594	(25)	900	1,209	(26)
Short-term borrowings	20	20	-	36	46	(22)
Long-term debt	789	1,009	(22)	1,619	2,113	(23)
Other interest expense	65	83	(22)	129	159	(19)

Total interest expense	1,317	1,706	(23)	2,684	3,527	(24)

Net interest income	11,037	10,678	3	21,925	21,329	3
Provision for credit losses	1,800	1,838	(2)	3,795	4,048	(6)

Net interest income after provision for credit losses	9,237	8,840	4	18,130	17,281	5

Noninterest income
Service charges on deposit accounts	1,139	1,074	6	2,223	2,086	7
Trust and investment fees	2,898	2,944	(2)	5,737	5,860	(2)
Card fees	704	1,003	(30)	1,358	1,960	(31)
Other fees	1,134	1,023	11	2,229	2,012	11
Mortgage banking	2,893	1,619	79	5,763	3,635	59
Insurance	522	568	(8)	1,041	1,071	(3)
Net gains from trading activities	263	414	(36)	903	1,026	(12)
Net losses on debt securities available for sale	(61)	(128)	(52)	(68)	(294)	(77)
Net gains from equity investments	242	724	(67)	606	1,077	(44)
Operating leases	120	103	17	179	180	(1)
Other	398	364	9	1,029	773	33

Total noninterest income	10,252	9,708	6	21,000	19,386	8

Noninterest expense
Salaries	3,705	3,584	3	7,306	7,038	4
Commission and incentive compensation	2,354	2,171	8	4,771	4,518	6
Employee benefits	1,049	1,164	(10)	2,657	2,556	4
Equipment	459	528	(13)	1,016	1,160	(12)
Net occupancy	698	749	(7)	1,402	1,501	(7)
Core deposit and other intangibles	418	464	(10)	837	947	(12)
FDIC and other deposit assessments	333	315	6	690	620	11
Other	3,381	3,500	(3)	6,711	6,868	(2)

Total noninterest expense	12,397	12,475	(1)	25,390	25,208	1

Income before income tax expense	7,092	6,073	17	13,740	11,459	20
Income tax expense	2,371	2,001	18	4,699	3,573	32

Net income before noncontrolling interests	4,721	4,072	16	9,041	7,886	15

Less: Net income from noncontrolling interests	99	124	(20)	171	179	(4)

Wells Fargo net income	$4,622	3,948	17	$8,870	7,707	15

Less: Preferred stock dividends and other	219	220	-	445	409	9

Wells Fargo net income applicable to common stock	$4,403	3,728	18	$8,425	7,298	15

Per share information
Earnings per common share	$0.83	0.70	19	$1.59	1.38	15
Diluted earnings per common share	0.82	0.70	17	1.57	1.37	15
Dividends declared per common share	0.22	0.12	83	0.44	0.24	83
Average common shares outstanding	5,306.9	5,286.5	-	5,294.9	5,282.7	-
Diluted average common shares outstanding	5,369.9	5,331.7	1	5,354.3	5,329.9	-

Wells Fargo & Company and Subsidiaries

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

				Six months
	Quarter ended June 30,		%	ended June 30,		%

(in millions)	2012	2011	Change	2012	2011	Change

Wells Fargo net income	$4,622	3,948	17%	$8,870	7,707	15%

Other comprehensive income, before tax:
Foreign currency translation adjustments:
Net unrealized gains (losses) arising during the period	(56)	5	NM	(46)	29	NM
Reclassification of net gains included in net income	(10)	-	-	(10)	-	-
Securities available for sale:
Net unrealized gains arising during the period	831	631	32	2,705	1,129	140
Reclassification of net gains included in net income	(23)	(234)	(90)	(249)	(183)	36
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	(3)	141	NM	39	137	(72)
Reclassification of net gains on cash flow hedges included in net income	(99)	(157)	(37)	(206)	(313)	(34)
Defined benefit plans adjustment:
Net actuarial losses arising during the period	(12)	(2)	500	(17)	(3)	467
Amortization of net actuarial loss and prior service cost included in net income	40	24	67	76	48	58

Other comprehensive income, before tax	668	408	64	2,292	844	172
Income tax expense related to OCI	(255)	(7)	NM	(866)	(164)	428

Other comprehensive income, net of tax	413	401	3	1,426	680	110
Less: Other comprehensive income from noncontrolling interests	-	-	-	4	(4)	NM

Wells Fargo other comprehensive income, net of tax	413	401	3	1,422	684	108

Wells Fargo comprehensive income	5,035	4,349	16	10,292	8,391	23
Comprehensive income from noncontrolling interests	99	124	(20)	175	175	-

Total comprehensive income	$5,134	4,473	15	$10,467	8,566	22

NM - Not meaningful

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

	Six months ended June 30,

(in millions)	2012	2011

Balance, beginning of period	$141,687	127,889
Cumulative effect of fair value election for certain residential mortgage servicing rights	2	-

Balance, beginning of period - adjusted	141,689	127,889
Wells Fargo net income	8,870	7,707
Wells Fargo other comprehensive income, net of tax	1,422	684
Common stock issued	1,311	801
Common stock repurchased (1)	(2,101)	(1,072)
Preferred stock released by ESOP	677	660
Preferred stock issued	-	2,501
Common stock dividends	(2,336)	(1,269)
Preferred stock dividends and other	(445)	(409)
Noncontrolling interests and other, net	350	424

Balance, end of period	$149,437	137,916

(1)	For the six months ended June 30, 2012, includes $350 million related to a private forward repurchase transaction entered into in second quarter 2012 that is expected to settle in third quarter 2012 for an estimated 11 million shares of common stock.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions, except per share amounts)	2012	2012	2011	2011	2011

Interest income
Trading assets	$343	377	400	343	347
Securities available for sale	2,147	2,088	2,092	2,053	2,166
Mortgages held for sale	477	459	456	389	362
Loans held for sale	12	9	16	13	17
Loans	9,242	9,197	9,275	9,224	9,361
Other interest income	133	125	139	156	131

Total interest income	12,354	12,255	12,378	12,178	12,384

Interest expense
Deposits	443	457	507	559	594
Short-term borrowings	20	16	14	20	20
Long-term debt	789	830	885	980	1,009
Other interest expense	65	64	80	77	83

Total interest expense	1,317	1,367	1,486	1,636	1,706

Net interest income	11,037	10,888	10,892	10,542	10,678
Provision for credit losses	1,800	1,995	2,040	1,811	1,838

Net interest income after provision for credit losses	9,237	8,893	8,852	8,731	8,840

Noninterest income
Service charges on deposit accounts	1,139	1,084	1,091	1,103	1,074
Trust and investment fees	2,898	2,839	2,658	2,786	2,944
Card fees	704	654	680	1,013	1,003
Other fees	1,134	1,095	1,096	1,085	1,023
Mortgage banking	2,893	2,870	2,364	1,833	1,619
Insurance	522	519	466	423	568
Net gains (losses) from trading activities	263	640	430	(442)	414
Net gains (losses) on debt securities available for sale	(61)	(7)	48	300	(128)
Net gains from equity investments	242	364	61	344	724
Operating leases	120	59	60	284	103
Other	398	631	759	357	364

Total noninterest income	10,252	10,748	9,713	9,086	9,708

Noninterest expense
Salaries	3,705	3,601	3,706	3,718	3,584
Commission and incentive compensation	2,354	2,417	2,251	2,088	2,171
Employee benefits	1,049	1,608	1,012	780	1,164
Equipment	459	557	607	516	528
Net occupancy	698	704	759	751	749
Core deposit and other intangibles	418	419	467	466	464
FDIC and other deposit assessments	333	357	314	332	315
Other	3,381	3,330	3,392	3,026	3,500

Total noninterest expense	12,397	12,993	12,508	11,677	12,475

Income before income tax expense	7,092	6,648	6,057	6,140	6,073
Income tax expense	2,371	2,328	1,874	1,998	2,001

Net income before noncontrolling interests	4,721	4,320	4,183	4,142	4,072
Less: Net income from noncontrolling interests	99	72	76	87	124

Wells Fargo net income	$4,622	4,248	4,107	4,055	3,948

Less: Preferred stock dividends and other	219	226	219	216	220

Wells Fargo net income applicable to common stock	$4,403	4,022	3,888	3,839	3,728

Per share information
Earnings per common share	$0.83	0.76	0.74	0.73	0.70
Diluted earnings per common share	0.82	0.75	0.73	0.72	0.70
Dividends declared per common share	0.22	0.22	0.12	0.12	0.12
Average common shares outstanding	5,306.9	5,282.6	5,271.9	5,275.5	5,286.5
Diluted average common shares outstanding	5,369.9	5,337.8	5,317.6	5,319.2	5,331.7

Wells Fargo & Company and Subsidiaries

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended June 30,

	2012				2011
(in millions)	Average balance	Yields/ rates		Interest income/ expense	Average balance	Yields/ rates		Interest income/ expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$71,250	0.47	%	$83	98,519	0.32	%	$80
Trading assets	42,614	3.27		348	38,015	3.71		352
Securities available for sale (3):
Securities of U.S. Treasury and federal agencies	1,954	1.60		8	2,058	2.33		12
Securities of U.S. states and political subdivisions	34,560	4.39		379	22,536	5.35		302
Mortgage-backed securities:
Federal agencies	95,031	3.37		800	70,891	4.76		844
Residential and commercial	33,870	6.97		591	29,981	8.86		664
Total mortgage-backed securities	128,901	4.32		1,391	100,872	5.98		1,508
Other debt and equity securities	48,915	4.39		535	34,580	5.81		502

Total securities available for sale	214,330	4.32		2,313	160,046	5.81		2,324
Mortgages held for sale (4)	49,528	3.86		477	30,674	4.73		362
Loans held for sale (4)	833	5.48		12	1,356	5.05		17
Loans:
Commercial:
Commercial and industrial	171,776	4.21		1,801	153,630	4.60		1,761
Real estate mortgage	105,509	4.60		1,208	101,437	4.16		1,051
Real estate construction	17,943	4.96		221	21,987	4.64		254
Lease financing	12,890	6.86		221	12,899	7.72		249
Foreign	38,917	2.57		249	36,445	2.65		241

Total commercial	347,035	4.28		3,700	326,398	4.37		3,556
Consumer:
Real estate 1-4 family first mortgage	230,065	4.62		2,658	224,873	4.97		2,792
Real estate 1-4 family junior lien mortgage	82,076	4.30		878	91,934	4.25		975
Credit card	22,065	12.70		697	20,954	12.97		679
Other revolving credit and installment	86,982	6.09		1,317	87,094	6.32		1,372

Total consumer	421,188	5.29		5,550	424,855	5.48		5,818

Total loans (4)	768,223	4.83		9,250	751,253	5.00		9,374
Other	4,486	4.56		51	4,997	4.10		52

Total earning assets	$1,151,264	4.37	%	$12,534	1,084,860	4.64	%	$12,561

Funding sources
Deposits:
Interest-bearing checking	$30,440	0.07	%	$5	53,344	0.09	%	$12
Market rate and other savings	500,327	0.12		152	455,126	0.20		226
Savings certificates	60,341	1.34		200	72,100	1.42		256
Other time deposits	12,803	1.83		59	12,988	2.03		67
Deposits in foreign offices	65,587	0.17		27	57,899	0.23		33

Total interest-bearing deposits	669,498	0.27		443	651,457	0.37		594
Short-term borrowings	51,698	0.19		24	53,340	0.18		24
Long-term debt	127,660	2.48		789	145,431	2.78		1,009
Other liabilities	10,408	2.48		65	10,978	3.03		83

Total interest-bearing liabilities	859,264	0.62		1,321	861,206	0.80		1,710
Portion of noninterest-bearing funding sources	292,000	-		-	223,654	-		-

Total funding sources	$1,151,264	0.46		1,321	1,084,860	0.63		1,710

Net interest margin and net interest income on a taxable-equivalent basis (5)		3.91	%	$11,213		4.01	%	$10,851
Noninterest-earning assets
Cash and due from banks	$16,200				17,373
Goodwill	25,332				24,773
Other	128,788				123,939

Total noninterest-earning assets	$170,320				166,085

Noninterest-bearing funding sources
Deposits	$254,442				199,339
Other liabilities	58,441				53,169
Total equity	149,437				137,231
Noninterest-bearing funding sources used to fund earning assets	(292,000)				(223,654)
Net noninterest-bearing funding sources	$170,320				166,085

Total assets	$1,321,584				1,250,945

(1)	Our average prime rate was 3.25% for the quarters ended June 30, 2012 and 2011. The average three-month London Interbank Offered Rate (LIBOR) was 0.47% and 0.26% for the same quarters, respectively.
(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.
(4)	Nonaccrual loans and related income are included in their respective loan categories.
(5)	Includes taxable-equivalent adjustments of $176 million and $173 million for the quarters ended June 30, 2012 and 2011, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

					Six months ended June 30,

	2012				2011
(in millions)	Average balance	Yields/ rates		Interest income/ expense	Average balance	Yields/ rates		Interest income/ expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$63,635	0.49	%	$156	90,994	0.34	%	$152
Trading assets	43,190	3.39		731	37,711	3.76		708
Securities available for sale (3):
Securities of U.S. Treasury and federal agencies	3,875	1.13		22	1,804	2.56		23
Securities of U.S. states and political subdivisions	33,578	4.45		747	21,220	5.39		572
Mortgage-backed securities:
Federal agencies	93,165	3.43		1,597	70,656	4.74		1,676
Residential and commercial	34,201	6.89		1,178	30,104	9.28		1,396

Total mortgage-backed securities	127,366	4.36		2,775	100,760	6.10		3,072
Other debt and equity securities	49,658	4.10		1,015	34,093	5.68		967

Total securities available for sale	214,477	4.26		4,559	157,877	5.87		4,634
Mortgages held for sale (4)	48,218	3.88		936	34,686	4.61		799
Loans held for sale (4)	790	5.29		21	1,167	4.98		29
Loans:
Commercial:
Commercial and industrial	169,279	4.20		3,534	151,849	4.62		3,484
Real estate mortgage	105,750	4.33		2,280	100,621	4.04		2,018
Real estate construction	18,337	4.87		444	23,128	4.44		509
Lease financing	13,009	7.89		513	12,959	7.78		504
Foreign	40,042	2.54		507	35,050	2.73		476

Total commercial	346,417	4.22		7,278	323,607	4.35		6,991
Consumer:
Real estate 1-4 family first mortgage	229,859	4.66		5,346	227,208	4.99		5,659
Real estate 1-4 family junior lien mortgage	83,397	4.28		1,778	93,313	4.30		1,993
Credit card	22,097	12.81		1,408	21,230	13.08		1,388
Other revolving credit and installment	86,633	6.14		2,646	87,299	6.34		2,743

Total consumer	421,986	5.31		11,178	429,050	5.51		11,783

Total loans (4)	768,403	4.82		18,456	752,657	5.01		18,774
Other	4,545	4.49		103	5,111	4.00		102
Total earning assets	$1,143,258	4.38	%	$24,962	1,080,203	4.69	%	$25,198

Funding sources
Deposits:
Interest-bearing checking	$31,299	0.06	%	$10	55,909	0.09	%	$26
Market rate and other savings	498,177	0.12		305	449,388	0.21		463
Savings certificates	61,515	1.35		413	73,229	1.41		511
Other time deposits	12,727	1.88		119	13,417	2.14		143
Deposits in foreign offices	65,217	0.16		53	57,687	0.23		66

Total interest-bearing deposits	668,935	0.27		900	649,630	0.38		1,209
Short-term borrowings	50,040	0.17		43	54,041	0.20		54
Long-term debt	127,599	2.54		1,619	147,774	2.86		2,113
Other liabilities	10,105	2.55		129	10,230	3.13		159

Total interest-bearing liabilities	856,679	0.63		2,691	861,675	0.82		3,535
Portion of noninterest-bearing funding sources	286,579	-		-	218,528	-		-

Total funding sources	$1,143,258	0.47		2,691	1,080,203	0.66		3,535

Net interest margin and net interest income on a taxable-equivalent basis (5)		3.91	%	$22,271		4.03	%	$21,663
Noninterest-earning assets
Cash and due from banks	$16,587				17,367
Goodwill	25,230				24,774
Other	127,177				123,744

Total noninterest-earning assets	$168,994				165,885

Noninterest-bearing funding sources
Deposits	$250,528				196,237
Other liabilities	57,821				54,237
Total equity	147,224				133,939
Noninterest-bearing funding sources used to fund earning assets	(286,579)				(218,528)

Net noninterest-bearing funding sources	$168,994				165,885

Total assets	$1,312,252				1,246,088

(1)	Our average prime rate was 3.25% for the six months ended June 30, 2012 and 2011. The average three-month London Interbank Offered Rate (LIBOR) was 0.49% and 0.29% for the same periods, respectively.
(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.
(4)	Nonaccrual loans and related income are included in their respective loan categories.
(5)	Includes taxable-equivalent adjustments of $346 million and $334 million for the six months ended June 30, 2012 and 2011, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries

NONINTEREST INCOME

	Quarter ended June 30,		%	Six months ended June 30,		%

(in millions)	2012	2011	Change	2012	2011	Change

Service charges on deposit accounts	$1,139	1,074	6%	$2,223	2,086	7%
Trust and investment fees:
Trust, investment and IRA fees	1,041	1,020	2	2,065	2,080	(1)
Commissions and all other fees	1,857	1,924	(3)	3,672	3,780	(3)

Total trust and investment fees	2,898	2,944	(2)	5,737	5,860	(2)

Card fees	704	1,003	(30)	1,358	1,960	(31)
Other fees:
Cash network fees	120	94	28	238	175	36
Charges and fees on loans	427	404	6	872	801	9
Processing and all other fees	587	525	12	1,119	1,036	8

Total other fees	1,134	1,023	11	2,229	2,012	11

Mortgage banking:
Servicing income, net	679	877	(23)	931	1,743	(47)
Net gains on mortgage loan origination/sales activities	2,214	742	198	4,832	1,892	155

Total mortgage banking	2,893	1,619	79	5,763	3,635	59

Insurance	522	568	(8)	1,041	1,071	(3)
Net gains from trading activities	263	414	(36)	903	1,026	(12)
Net losses on debt securities available for sale	(61)	(128)	(52)	(68)	(294)	(77)
Net gains from equity investments	242	724	(67)	606	1,077	(44)
Operating leases	120	103	17	179	180	(1)
All other	398	364	9	1,029	773	33

Total	$10,252	9,708	6	$21,000	19,386	8

NONINTEREST EXPENSE

	Quarter ended June 30,		%	Six months ended June 30,		%

(in millions)	2012	2011	Change	2012	2011	Change

Salaries	$3,705	3,584	3%	$7,306	7,038	4%
Commission and incentive compensation	2,354	2,171	8	4,771	4,518	6
Employee benefits	1,049	1,164	(10)	2,657	2,556	4
Equipment	459	528	(13)	1,016	1,160	(12)
Net occupancy	698	749	(7)	1,402	1,501	(7)
Core deposit and other intangibles	418	464	(10)	837	947	(12)
FDIC and other deposit assessments	333	315	6	690	620	11
Outside professional services	658	659	-	1,252	1,239	1
Contract services	236	341	(31)	539	710	(24)
Foreclosed assets	289	305	(5)	593	713	(17)
Operating losses	524	428	22	1,001	900	11
Postage, stationery and supplies	195	236	(17)	411	471	(13)
Outside data processing	233	232	-	449	452	(1)
Travel and entertainment	218	205	6	420	411	2
Advertising and promotion	144	166	(13)	266	282	(6)
Telecommunications	127	132	(4)	251	266	(6)
Insurance	183	201	(9)	340	334	2
Operating leases	27	31	(13)	55	55	-
All other	547	564	(3)	1,134	1,035	10

Total	$12,397	12,475	(1)	$25,390	25,208	1

Wells Fargo & Company and Subsidiaries

FIVE QUARTER NONINTEREST INCOME

	Quarter ended

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Service charges on deposit accounts	$1,139	1,084	1,091	1,103	1,074
Trust and investment fees:
Trust, investment and IRA fees	1,041	1,024	1,000	1,019	1,020
Commissions and all other fees	1,857	1,815	1,658	1,767	1,924

Total trust and investment fees	2,898	2,839	2,658	2,786	2,944

Card fees	704	654	680	1,013	1,003
Other fees:
Cash network fees	120	118	109	105	94
Charges and fees on loans	427	445	402	438	404
Processing and all other fees	587	532	585	542	525

Total other fees	1,134	1,095	1,096	1,085	1,023

Mortgage banking:
Servicing income, net	679	252	493	1,030	877
Net gains on mortgage loan origination/sales activities	2,214	2,618	1,871	803	742

Total mortgage banking	2,893	2,870	2,364	1,833	1,619

Insurance	522	519	466	423	568
Net gains (losses) from trading activities	263	640	430	(442)	414
Net gains (losses) on debt securities available for sale	(61)	(7)	48	300	(128)
Net gains from equity investments	242	364	61	344	724
Operating leases	120	59	60	284	103
All other	398	631	759	357	364

Total	$10,252	10,748	9,713	9,086	9,708

FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Salaries	$3,705	3,601	3,706	3,718	3,584
Commission and incentive compensation	2,354	2,417	2,251	2,088	2,171
Employee benefits	1,049	1,608	1,012	780	1,164
Equipment	459	557	607	516	528
Net occupancy	698	704	759	751	749
Core deposit and other intangibles	418	419	467	466	464
FDIC and other deposit assessments	333	357	314	332	315
Outside professional services	658	594	813	640	659
Contract services	236	303	356	341	341
Foreclosed assets	289	304	370	271	305
Operating losses	524	477	163	198	428
Postage, stationery and supplies	195	216	231	240	236
Outside data processing	233	216	257	226	232
Travel and entertainment	218	202	212	198	205
Advertising and promotion	144	122	166	159	166
Telecommunications	127	124	129	128	132
Insurance	183	157	87	94	201
Operating leases	27	28	28	29	31
All other	547	587	580	502	564

Total	$12,397	12,993	12,508	11,677	12,475

Wells Fargo & Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(in millions, except shares)	June 30, 2012	Dec. 31, 2011	% Change

Assets
Cash and due from banks	$16,811	19,440	(14)%
Federal funds sold, securities purchased under resale agreements and other short-term investments	74,635	44,367	68
Trading assets	64,419	77,814	(17)
Securities available for sale	226,846	222,613	2
Mortgages held for sale (includes $46,621 and $44,791 carried at fair value)	50,462	48,357	4
Loans held for sale (includes $730 and $1,176 carried at fair value)	853	1,338	(36)

Loans (includes $6,083 and $5,916 carried at fair value)	775,199	769,631	1
Allowance for loan losses	(18,320)	(19,372)	(5)

Net loans	756,879	750,259	1

Mortgage servicing rights:
Measured at fair value	12,081	12,603	(4)
Amortized	1,130	1,408	(20)
Premises and equipment, net	9,317	9,531	(2)
Goodwill	25,406	25,115	1
Other assets	97,365	101,022	(4)

Total assets	$1,336,204	1,313,867	2

Liabilities
Noninterest-bearing deposits	$253,999	244,003	4
Interest-bearing deposits	674,934	676,067	-

Total deposits	928,933	920,070	1
Short-term borrowings	56,023	49,091	14
Accrued expenses and other liabilities	76,827	77,665	(1)
Long-term debt (includes $208 and $0 carried at fair value)	124,984	125,354	-

Total liabilities	1,186,767	1,172,180	1

Equity

Wells Fargo stockholders’ equity:
Preferred stock	11,694	11,431	2
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,432,624,738 and 5,358,522,061 shares	9,054	8,931	1
Additional paid-in capital	58,091	55,957	4
Retained earnings	70,456	64,385	9
Cumulative other comprehensive income	4,629	3,207	44
Treasury stock – 156,892,121 shares and 95,910,425 shares	(4,638)	(2,744)	69
Unearned ESOP shares	(1,216)	(926)	31

Total Wells Fargo stockholders’ equity	148,070	140,241	6
Noncontrolling interests	1,367	1,446	(5)

Total equity	149,437	141,687	5

Total liabilities and equity	$1,336,204	1,313,867	2

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED BALANCE SHEET

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Assets
Cash and due from banks	$16,811	17,000	19,440	18,314	24,059
Federal funds sold, securities purchased under resale agreements and other short-term investments	74,635	74,143	44,367	89,804	88,406
Trading assets	64,419	75,696	77,814	57,786	54,770
Securities available for sale	226,846	230,266	222,613	207,176	186,298
Mortgages held for sale	50,462	43,449	48,357	42,704	31,254
Loans held for sale	853	958	1,338	743	1,512

Loans	775,199	766,521	769,631	760,106	751,921
Allowance for loan losses	(18,320)	(18,852)	(19,372)	(20,039)	(20,893)

Net loans	756,879	747,669	750,259	740,067	731,028

Mortgage servicing rights:
Measured at fair value	12,081	13,578	12,603	12,372	14,778
Amortized	1,130	1,074	1,408	1,397	1,422
Premises and equipment, net	9,317	9,291	9,531	9,607	9,613
Goodwill	25,406	25,140	25,115	25,038	24,776
Other assets	97,365	95,535	101,022	99,937	91,818

Total assets	$1,336,204	1,333,799	1,313,867	1,304,945	1,259,734

Liabilities
Noninterest-bearing deposits	$253,999	255,013	244,003	229,863	202,143
Interest-bearing deposits	674,934	675,254	676,067	665,565	651,492

Total deposits	928,933	930,267	920,070	895,428	853,635
Short-term borrowings	56,023	50,964	49,091	50,775	53,881
Accrued expenses and other liabilities	76,827	75,967	77,665	86,284	71,430
Long-term debt	124,984	129,752	125,354	133,214	142,872

Total liabilities	1,186,767	1,186,950	1,172,180	1,165,701	1,121,818

Equity
Wells Fargo stockholders’ equity:
Preferred stock	11,694	12,101	11,431	11,566	11,730
Common stock	9,054	9,008	8,931	8,902	8,876
Additional paid-in capital	58,091	57,569	55,957	55,495	55,226
Retained earnings	70,456	67,239	64,385	61,135	57,942
Cumulative other comprehensive income	4,629	4,216	3,207	3,828	5,422
Treasury stock	(4,638)	(2,958)	(2,744)	(2,087)	(1,546)
Unearned ESOP shares	(1,216)	(1,659)	(926)	(1,071)	(1,249)

Total Wells Fargo stockholders’ equity	148,070	145,516	140,241	137,768	136,401
Noncontrolling interests	1,367	1,333	1,446	1,476	1,515

Total equity	149,437	146,849	141,687	139,244	137,916

Total liabilities and equity	$1,336,204	1,333,799	1,313,867	1,304,945	1,259,734

Wells Fargo & Company and Subsidiaries

FIVE QUARTER AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)

	Quarter ended
	June 30, 2012			Mar. 31, 2012			Dec. 31, 2011			Sept. 30, 2011			June 30, 2011
($ in billions)	Average balance	Yields/ rates		Average balance	Yields/ rates		Average balance	Yields/ rates		Average balance	Yields/ rates		Average balance	Yields/ rates
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$71.3	0.47	%	$56.0	0.52	%	$68.0	0.52	%	$98.9	0.42	%	$98.5	0.32	%
Trading assets	42.6	3.27		43.8	3.50		45.5	3.57		37.9	3.67		38.0	3.71
Securities available for sale (2):
Securities of U.S. Treasury and federal agencies	2.0	1.60		5.8	0.97		8.7	0.99		9.6	1.02		2.0	2.33
Securities of U.S. states and political subdivisions	34.5	4.39		32.6	4.52		28.0	4.80		25.6	4.93		22.5	5.35
Mortgage-backed securities:
Federal agencies	95.0	3.37		91.3	3.49		84.3	3.68		72.8	4.41		70.9	4.76
Residential and commercial	33.9	6.97		34.5	6.80		34.7	7.05		32.6	7.46		30.0	8.86
Total mortgage-backed securities	128.9	4.32		125.8	4.40		119.0	4.66		105.4	5.36		100.9	5.98
Other debt and equity securities	48.9	4.39		50.4	3.82		47.3	4.38		38.9	4.69		34.6	5.81
Total securities available for sale	214.3	4.32		214.6	4.19		203.0	4.46		179.5	4.92		160.0	5.81
Mortgages held for sale	49.5	3.86		46.9	3.91		44.8	4.07		34.6	4.49		30.7	4.73
Loans held for sale	0.9	5.48		0.8	5.09		1.1	5.84		1.0	5.21		1.3	5.05
Loans:
Commercial:
Commercial and industrial	171.8	4.21		166.8	4.18		166.9	4.08		159.6	4.22		153.6	4.60
Real estate mortgage	105.5	4.60		106.0	4.07		105.2	4.26		102.4	3.93		101.5	4.16
Real estate construction	17.9	4.96		18.7	4.79		19.6	4.61		20.5	6.12		22.0	4.64
Lease financing	12.9	6.86		13.1	8.89		12.9	7.41		13.0	7.21		12.9	7.72
Foreign	38.9	2.57		41.2	2.52		38.8	2.39		38.2	2.42		36.4	2.65
Total commercial	347.0	4.28		345.8	4.16		343.4	4.10		333.7	4.16		326.4	4.37
Consumer:
Real estate 1-4 family first mortgage	230.0	4.62		229.7	4.69		229.8	4.74		223.8	4.83		224.9	4.97
Real estate 1-4 family junior lien mortgage	82.1	4.30		84.7	4.27		87.2	4.34		89.1	4.37		91.9	4.25
Credit card	22.1	12.70		22.1	12.93		21.9	12.96		21.5	12.96		21.0	12.97
Other revolving credit and installment	87.0	6.09		86.3	6.19		86.3	6.23		86.5	6.25		87.1	6.32
Total consumer	421.2	5.29		422.8	5.34		425.2	5.39		420.9	5.44		424.9	5.48
Total loans	768.2	4.83		768.6	4.81		768.6	4.81		754.6	4.87		751.3	5.00
Other	4.5	4.56		4.6	4.42		4.7	4.32		4.9	4.18		5.0	4.10
Total earning assets	$1,151.3	4.37	%	$1,135.3	4.39	%	$1,135.7	4.41	%	$1,111.4	4.43	%	$1,084.8	4.64	%

Funding sources
Deposits:
Interest-bearing checking	$30.4	0.07	%	$32.2	0.05	%	$35.3	0.06	%	$44.0	0.07	%	$53.3	0.09	%
Market rate and other savings	500.3	0.12		496.0	0.12		485.1	0.14		473.4	0.17		455.1	0.20
Savings certificates	60.4	1.34		62.7	1.36		64.9	1.43		67.6	1.47		72.1	1.42
Other time deposits	12.8	1.83		12.7	1.93		12.9	1.85		12.8	2.02		13.0	2.03
Deposits in foreign offices	65.6	0.17		64.8	0.16		67.2	0.20		63.5	0.23		57.9	0.23
Total interest-bearing deposits	669.5	0.27		668.4	0.27		665.4	0.30		661.3	0.34		651.4	0.37
Short-term borrowings	51.7	0.19		48.4	0.15		48.7	0.14		50.4	0.18		53.3	0.18
Long-term debt	127.7	2.48		127.5	2.60		129.4	2.73		139.5	2.81		145.5	2.78
Other liabilities	10.4	2.48		9.8	2.63		12.2	2.60		11.2	2.75		11.0	3.03
Total interest-bearing liabilities	859.3	0.62		854.1	0.64		855.7	0.69		862.4	0.76		861.2	0.80
Portion of noninterest-bearing funding sources	292.0	-		281.2	-		280.0	-		249.0	-		223.6	-
Total funding sources	$1,151.3	0.46		$1,135.3	0.48		$1,135.7	0.52		$1,111.4	0.59		$1,084.8	0.63
Net interest margin on a taxable-equivalent basis		3.91	%		3.91	%		3.89	%		3.84	%		4.01	%
Noninterest-earning assets
Cash and due from banks	$16.2			17.0			17.7			17.1			17.4
Goodwill	25.3			25.1			25.1			25.0			24.8
Other	128.8			125.5			128.2			127.9			123.9
Total noninterest-earnings assets	$170.3			167.6			171.0			170.0			166.1
Noninterest-bearing funding sources
Deposits	$254.5			246.6			246.7			221.2			199.3
Other liabilities	58.4			57.2			63.5			57.5			53.2
Total equity	149.4			145.0			140.8			140.3			137.2
Noninterest-bearing funding sources used to fund earning assets	(292.0)			(281.2)			(280.0)			(249.0)			(223.6)
Net noninterest-bearing funding sources	$170.3			167.6			171.0			170.0			166.1
Total assets	$1,321.6			1,302.9			1,306.7			1,281.4			1,250.9

(1)	Our average prime rate was 3.25% for quarters ended June 30 and March 31, 2012, and December 31, September 30, and June 30, 2011. The average three-month London Interbank Offered Rate (LIBOR) was 0.47%, 0.51%, 0.48%, 0.30% and 0.26% for the same quarters, respectively.
(2)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER SECURITIES AVAILABLE FOR SALE

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Securities of U.S. Treasury and federal agencies	$1,493	4,678	6,968	13,813	10,523
Securities of U.S. states and political subdivisions	37,251	34,237	32,593	26,970	24,412
Mortgage-backed securities:
Federal agencies	101,863	102,665	96,754	84,716	78,338
Residential and commercial	35,646	36,486	35,986	35,159	33,088

Total mortgage-backed securities	137,509	139,151	132,740	119,875	111,426
Other debt securities	47,746	49,047	46,895	42,925	35,582

Total debt securities available for sale	223,999	227,113	219,196	203,583	181,943
Marketable equity securities	2,847	3,153	3,417	3,593	4,355

Total securities available for sale	$226,846	230,266	222,613	207,176	186,298

FIVE QUARTER LOANS

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Commercial:
Commercial and industrial	$177,646	168,546	167,216	164,510	157,095
Real estate mortgage	105,666	105,874	105,975	104,363	101,458
Real estate construction	17,594	18,549	19,382	19,719	21,374
Lease financing	12,729	13,143	13,117	12,852	12,907
Foreign (1)	40,417	39,637	39,760	38,390	37,855

Total commercial	354,052	345,749	345,450	339,834	330,689

Consumer:
Real estate 1-4 family first mortgage	230,263	228,885	228,894	223,758	222,874
Real estate 1-4 family junior lien mortgage	80,881	83,173	85,991	88,264	89,947
Credit card	22,706	21,998	22,836	21,650	21,191
Other revolving credit and installment	87,297	86,716	86,460	86,600	87,220

Total consumer	421,147	420,772	424,181	420,272	421,232

Total loans (2)	$775,199	766,521	769,631	760,106	751,921

(1)	Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign if the borrower’s primary address is outside of the United States.
(2)	Includes $33.8 billion, $35.5 billion, $36.7 billion, $37.2 billion and $38.7 billion of purchased credit-impaired (PCI) loans at June 30 and March 31, 2012, and December 31, September 30 and June 30, 2011, respectively. See the PCI loans table for detail of PCI loans.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Nonaccrual loans:
Commercial:
Commercial and industrial	$1,549	1,726	2,142	2,128	2,393
Real estate mortgage	3,832	4,081	4,085	4,429	4,691
Real estate construction	1,421	1,709	1,890	1,915	2,043
Lease financing	43	45	53	71	79
Foreign	79	38	47	68	59

Total commercial	6,924	7,599	8,217	8,611	9,265

Consumer:
Real estate 1-4 family first mortgage	10,368	10,683	10,913	11,024	11,427
Real estate 1-4 family junior lien mortgage (1)	3,091	3,558	1,975	2,035	2,098
Other revolving credit and installment	195	186	199	230	255

Total consumer	13,654	14,427	13,087	13,289	13,780

Total nonaccrual loans (2)(3)(4)	20,578	22,026	21,304	21,900	23,045

As a percentage of total loans	2.65%	2.87	2.77	2.88	3.06
Foreclosed assets:
Government insured/guaranteed (5)	$1,465	1,352	1,319	1,336	1,320
Non-government insured/guaranteed	2,842	3,265	3,342	3,608	3,541

Total foreclosed assets	4,307	4,617	4,661	4,944	4,861

Total nonperforming assets	$24,885	26,643	25,965	26,844	27,906

As a percentage of total loans	3.21%	3.48	3.37	3.53	3.71

(1)	Includes $1.7 billion at March 31, 2012, resulting from implementation of the Interagency Supervisory Guidance on Allowance for Loan and Lease Losses Estimation Practices for Loans and Lines of Credit Secured by Junior Liens on 1-4 Family Residential Properties issued on January 31, 2012. This guidance accelerated the timing of placing these loans on nonaccrual to coincide with the timing of placing the related real estate 1-4 family first mortgage loans on nonaccrual.
(2)	Also includes nonaccrual mortgages held for sale and loans held for sale in their respective loan categories.
(3)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.
(4)	Real estate 1-4 family mortgage loans insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA) and student loans predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program are not placed on nonaccrual status because they are insured or guaranteed.
(5)	Consistent with regulatory reporting requirements, foreclosed real estate securing government insured/guaranteed loans is classified as nonperforming. Both principal and interest for government insured/guaranteed loans secured by the foreclosed real estate are collectible because the loans are insured by the FHA or guaranteed by the VA.

Wells Fargo & Company and Subsidiaries

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Loans 90 days or more past due and still accruing:
Total (excluding PCI)(1):	$22,872	22,555	22,569	19,639	17,318
Less: FHA insured/VA guaranteed (2)	20,368	19,681	19,240	16,498	14,474
Less: Student loans guaranteed under the FFELP (3)	1,144	1,238	1,281	1,212	1,014

Total, not government insured/guaranteed	$1,360	1,636	2,048	1,929	1,830

By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$44	104	153	108	110
Real estate mortgage	184	289	256	207	137
Real estate construction	25	25	89	57	86
Foreign	3	7	6	11	12

Total commercial	256	425	504	383	345

Consumer:
Real estate 1-4 family first mortgage (4)	561	616	781	819	728
Real estate 1-4 family junior lien mortgage (4)(5)	159	156	279	255	286
Credit card	274	319	346	328	334
Other revolving credit and installment	110	120	138	144	137

Total consumer	1,104	1,211	1,544	1,546	1,485

Total, not government insured/guaranteed	$1,360	1,636	2,048	1,929	1,830

(1)	The carrying value of purchased credit-impaired (PCI) loans contractually 90 days or more past due was $6.6 billion, $7.1 billion, $8.7 billion, $8.9 billion and $9.8 billion at June 30 and March 31, 2012, and December 31, September 30 and June 30, 2011, respectively. These amounts are excluded from the above table as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
(2)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.
(3)	Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP).
(4)	Includes mortgages held for sale 90 days or more past due and still accruing.
(5)	During first quarter 2012, $43 million of 1-4 family junior lien mortgages were transferred to nonaccrual upon implementation of the Interagency Guidance issued on January 31, 2012.

Wells Fargo & Company and Subsidiaries

PURCHASED CREDIT-IMPAIRED (PCI) LOANS

Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. PCI loans predominately represent loans acquired from Wachovia that were deemed to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent LTV percentages. PCI loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the associated allowance for credit losses related to these loans is not carried over at the acquisition date.

Under the accounting guidance for PCI loans, the excess of cash flows expected to be collected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for PCI loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates, similar to the initial estimate of fair value. If we have probable decreases in the expected cash flows (other than due to a decrease in rate indices), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in the expected cash flows subsequent to establishing an additional allowance, we first reverse any previously established allowance and then increase interest income over the remaining life of the loan, or pool of loans.

As a result of PCI loan accounting, certain credit-related ratios cannot be used to compare a portfolio that includes PCI loans against one that does not, or to compare ratios across quarters or years. The ratios particularly affected include the allowance for loan losses and allowance for credit losses as percentages of loans, of nonaccrual loans and of nonperforming assets; nonaccrual loans and nonperforming assets as a percentage of total loans; and net charge-offs as a percentage of loans.

	June 30, 2012	December 31,

(in millions)		2011	2010	2009	2008

Commercial:
Commercial and industrial	$244	399	718	1,911	4,580
Real estate mortgage	2,622	3,270	2,855	4,137	5,803
Real estate construction	1,296	1,745	2,949	5,207	6,462
Foreign	1,123	1,353	1,413	1,733	1,859

Total commercial	5,285	6,767	7,935	12,988	18,704

Consumer:
Real estate 1-4 family first mortgage	28,331	29,746	33,245	38,386	39,214
Real estate 1-4 family junior lien mortgage	190	206	250	331	728
Other revolving credit and installment	-	-	-	-	151

Total consumer	28,521	29,952	33,495	38,717	40,093

Total PCI loans (carrying value)	$33,806	36,719	41,430	51,705	58,797

Wells Fargo & Company and Subsidiaries

CHANGES IN NONACCRETABLE DIFFERENCE FOR PCI LOANS

The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. A nonaccretable difference is established in purchase accounting for PCI loans to absorb losses expected at that time on those loans. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses. Substantially all our commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Resolutions of loans may include sales to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference. This removal method assumes that the amount received from resolution approximates pool performance expectations. The accretable yield percentage is unaffected by the resolution and any changes in the effective yield for the remaining loans in the pool are addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed troubled debt restructurings (TDRs). Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting, if there has been a concession granted in excess of the original nonaccretable difference. The following table provides an analysis of changes in the nonaccretable difference.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance, December 31, 2008	$10,410	26,485	4,069	40,964

Addition of nonaccretable difference due to acquisitions	188	-	-	188

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(1,345)	-	-	(1,345)
Loans resolved by sales to third parties (2)	(299)	-	(85)	(384)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(1,216)	(2,383)	(614)	(4,213)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(6,809)	(14,976)	(2,718)	(24,503)

Balance, December 31, 2011	929	9,126	652	10,707

Addition of nonaccretable difference due to acquisitions	-	-	-	-

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(52)	-	-	(52)
Loans resolved by sales to third parties (2)	-	-	-	-
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(147)	(45)	(127)	(319)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(72)	(953)	(85)	(1,110)

Balance, June 30, 2012	$658	8,128	440	9,226

Balance, March 31, 2012	$748	8,621	506	9,875

Addition of nonaccretable difference due to acquisitions	-	-	-	-

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(24)	-	-	(24)
Loans resolved by sales to third parties (2)	-	-	-	-
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(39)	(45)	-	(84)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(27)	(448)	(66)	(541)

Balance, June 30, 2012	$658	8,128	440	9,226

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases for settlements with borrowers due to pool accounting for those loans, which assumes that the amount received approximates the pool performance expectations.
(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.
(3)	Reclassification of nonaccretable difference to accretable yield for loans with increased cash flow estimates will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.
(4)	Write-downs to net realizable value of PCI loans are absorbed by the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Wells Fargo & Company and Subsidiaries

CHANGES IN ACCRETABLE YIELD RELATED TO PCI LOANS

The excess of cash flows expected to be collected over the carrying value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated lives of the PCI loans using the effective yield method. The accretable yield is affected by:

•	Changes in interest rate indices for variable rate PCI loans – Expected future cash flows are based on the variable rates in effect at the time of the quarterly assessment of expected cash flows;

•	Changes in prepayment assumptions – Prepayments affect the estimated life of PCI loans which may change the amount of interest income, and possibly principal, expected to be collected; and

•

Changes in the expected principal and interest payments over the estimated life – Updates to changes in expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The change in the accretable yield related to PCI loans is presented in the following table.

(in millions)

Balance, December 31, 2008	$10,447
Addition of accretable yield due to acquisitions	128
Accretion into interest income (1)	(7,199)
Accretion into noninterest income due to sales (2)	(237)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	4,213
Changes in expected cash flows that do not affect nonaccretable difference (3)	8,609

Balance, December 31, 2011	$15,961
Addition of accretable yield due to acquisitions	-
Accretion into interest income (1)	(1,144)
Accretion into noninterest income due to sales (2)	(5)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	319
Changes in expected cash flows that do not affect nonaccretable difference (3)	22

Balance, June 30, 2012	$15,153

Balance, March 31, 2012	$15,763
Addition of accretable yield due to acquisitions	-
Accretion into interest income (1)	(630)
Accretion into noninterest income due to sales (2)	(5)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	84
Changes in expected cash flows that do not affect nonaccretable difference (3)	(59)

Balance, June 30, 2012	$15,153

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.
(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.
(3)	Represents changes in cash flows expected to be collected due to changes in interest rates on variable rate PCI loans, changes in prepayment assumptions and the impact of modifications.

CHANGES IN ALLOWANCE FOR PCI LOAN LOSSES

When it is estimated that the expected cash flows have decreased subsequent to acquisition for a PCI loan or pool of loans, an allowance is established and a provision for additional loss is recorded as a charge to income. The following table summarizes the changes in allowance for PCI loan losses.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance, December 31, 2008	$-	-	-	-
Provision for losses due to credit deterioration	1,668	-	116	1,784
Charge-offs	(1,503)	-	(50)	(1,553)

Balance, December 31, 2011	165	-	66	231
Provision for losses due to credit deterioration	18	-	9	27
Charge-offs	(38)	-	(8)	(46)

Balance, June 30, 2012	$145	-	67	212

Balance, March 31, 2012	$177	-	68	245
(Reversal of provision) / provision for losses due to credit deterioration	(21)	-	4	(17)
Charge-offs	(11)	-	(5)	(16)

Balance, June 30, 2012	$145	-	67	212

Wells Fargo & Company and Subsidiaries

PICK-A-PAY PORTFOLIO (1)

	June 30, 2012

	PCI loans				All other loans

(in millions)	Adjusted unpaid principal balance (2)	Current LTV ratio (3)	Carrying value (4)	Ratio of carrying value to current value (5)	Carrying value (4)	Ratio of carrying value to current value (5)

California	$23,498	118%	$18,329	91%	$16,769	85%
Florida	3,077	114	2,407	85	3,507	95
New Jersey	1,285	92	1,211	85	2,192	79
New York	729	91	681	84	970	80
Texas	319	77	294	71	1,389	63
Other states	5,736	106	4,781	87	9,515	85

Total Pick-a-Pay loans	$34,644		$27,703		$34,342

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2012.
(2)	Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.
(3)	The current LTV ratio is calculated as the adjusted unpaid principal balance divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.
(4)	Carrying value, which does not reflect the allowance for loan losses, includes remaining purchase accounting adjustments, which, for PCI loans may include the nonaccretable difference and the accretable yield and, for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.
(5)	The ratio of carrying value to current value is calculated as the carrying value divided by the collateral value.

Wells Fargo & Company and Subsidiaries

NON-STRATEGIC AND LIQUIDATING LOAN PORTFOLIOS

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Commercial:
Legacy Wachovia commercial and industrial, commercial real estate and foreign PCI loans (1)	$4,278	5,213	5,695	6,321	7,016

Total commercial	4,278	5,213	5,695	6,321	7,016

Consumer:
Pick-a-Pay mortgage (1)	62,045	63,983	65,652	67,361	69,587
Liquidating home equity	5,199	5,456	5,710	5,982	6,266
Legacy Wells Fargo Financial indirect auto	1,454	1,907	2,455	3,101	3,881
Legacy Wells Fargo Financial debt consolidation	15,511	16,013	16,542	17,186	17,730
Education Finance - government guaranteed	13,823	14,800	15,376	15,611	16,295
Legacy Wachovia other PCI loans (1)	818	860	896	947	978

Total consumer	98,850	103,019	106,631	110,188	114,737

Total non-strategic and liquidating loan portfolios	$103,128	108,232	112,326	116,509	121,753

(1)	Net of purchase accounting adjustments related to PCI loans.

HOME EQUITY PORTFOLIOS (1)

	Outstanding balance		% of loans two payments or more past due		Loss rate (annualized) Quarter ended

(in millions)	June 30, 2012	Dec. 31, 2011	June 30, 2012	Dec. 31, 2011	June 30, 2012	Dec. 31, 2011

Core portfolio (2)
California	$24,316	25,555	2.66%	3.03	3.13	3.42
Florida	10,296	10,870	4.36	4.99	3.76	4.30
New Jersey	7,640	7,973	3.57	3.73	2.02	2.22
Virginia	4,998	5,248	1.98	2.15	1.60	1.31
Pennsylvania	4,867	5,071	2.50	2.82	1.45	1.41
Other	43,636	46,165	2.53	2.79	2.37	2.50

Total	95,753	100,882	2.81	3.13	2.60	2.79

Liquidating portfolio
California	1,827	2,024	5.16	5.50	10.98	11.93
Florida	242	265	5.87	7.02	7.92	9.71
Arizona	104	116	4.39	6.64	11.89	17.54
Texas	86	97	1.26	0.93	2.01	1.57
Minnesota	69	75	2.54	2.83	10.10	8.13
Other	2,871	3,133	3.55	4.13	6.35	7.12

Total	5,199	5,710	4.19	4.73	8.14	9.09

Total core and liquidating portfolios	$100,952	106,592	2.89	3.22	2.89	3.13

(1)	Consists predominantly of real estate 1-4 family junior lien mortgages and first and junior lines of credit secured by real estate, but excludes PCI loans because their losses are generally covered by PCI accounting adjustment at the date of acquisition, and excludes real estate 1-4 family first lien open-ended line reverse mortgages because they do not have scheduled payments. These reverse mortgage loans are insured by the FHA.
(2)	Includes $1.4 billion at June 30, 2012, and $1.5 billion at December 31, 2011, associated with the Pick-a-Pay portfolio.

Wells Fargo & Company and Subsidiaries

CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended June 30,		Six months ended June 30,

(in millions)	2012	2011	2012	2011

Balance, beginning of period	$19,129	22,383	19,668	23,463
Provision for credit losses	1,800	1,838	3,795	4,048
Interest income on certain impaired loans (1)	(82)	(79)	(169)	(162)
Loan charge-offs:
Commercial:
Commercial and industrial	(360)	(365)	(719)	(833)
Real estate mortgage	(114)	(185)	(196)	(364)
Real estate construction	(60)	(99)	(140)	(218)
Lease financing	(5)	(7)	(13)	(20)
Foreign	(17)	(57)	(46)	(96)

Total commercial	(556)	(713)	(1,114)	(1,531)

Consumer:
Real estate 1-4 family first mortgage	(772)	(1,064)	(1,600)	(2,079)
Real estate 1-4 family junior lien mortgage	(757)	(968)	(1,577)	(2,014)
Credit card	(286)	(378)	(587)	(826)
Other revolving credit and installment	(318)	(391)	(691)	(891)

Total consumer	(2,133)	(2,801)	(4,455)	(5,810)

Total loan charge-offs	(2,689)	(3,514)	(5,569)	(7,341)

Loan recoveries:
Commercial:
Commercial and industrial	111	111	214	225
Real estate mortgage	33	57	69	84
Real estate construction	43	27	56	63
Lease financing	5	6	11	13
Foreign	6	10	21	21

Total commercial	198	211	371	406

Consumer:
Real estate 1-4 family first mortgage	29	155	66	266
Real estate 1-4 family junior lien mortgage	68	59	125	111
Credit card	46	84	105	150
Other revolving credit and installment	148	167	307	360

Total consumer	291	465	603	887

Total loan recoveries	489	676	974	1,293

Net loan charge-offs (2)	(2,200)	(2,838)	(4,595)	(6,048)

Allowances related to business combinations/other	(1)	(42)	(53)	(39)

Balance, end of period	$18,646	21,262	18,646	21,262

Components:
Allowance for loan losses	$18,320	20,893	18,320	20,893
Allowance for unfunded credit commitments	326	369	326	369

Allowance for credit losses (3)	$18,646	21,262	18,646	21,262

Net loan charge-offs (annualized) as a percentage of average total loans (2)	1.15%	1.52	1.20	1.62
Allowance for loan losses as a percentage of total loans (3)	2.36	2.78	2.36	2.78
Allowance for credit losses as a percentage of total loans (3)	2.41	2.83	2.41	2.83

(1)	Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.
(2)	For PCI loans, charge-offs are only recorded to the extent that losses exceed the purchase accounting estimates.
(3)	The allowance for credit losses includes $212 million and $273 million at June 30, 2012 and 2011, respectively, related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Balance, beginning of quarter	$19,129	19,668	20,372	21,262	22,383
Provision for credit losses	1,800	1,995	2,040	1,811	1,838
Interest income on certain impaired loans (1)	(82)	(87)	(86)	(84)	(79)
Loan charge-offs:
Commercial:
Commercial and industrial	(360)	(359)	(416)	(349)	(365)
Real estate mortgage	(114)	(82)	(153)	(119)	(185)
Real estate construction	(60)	(80)	(35)	(98)	(99)
Lease financing	(5)	(8)	(8)	(10)	(7)
Foreign	(17)	(29)	(52)	(25)	(57)

Total commercial	(556)	(558)	(664)	(601)	(713)

Consumer:
Real estate 1-4 family first mortgage	(772)	(828)	(904)	(900)	(1,064)
Real estate 1-4 family junior lien mortgage	(757)	(820)	(856)	(893)	(968)
Credit card	(286)	(301)	(303)	(320)	(378)
Other revolving credit and installment	(318)	(373)	(412)	(421)	(391)

Total consumer	(2,133)	(2,322)	(2,475)	(2,534)	(2,801)

Total loan charge-offs	(2,689)	(2,880)	(3,139)	(3,135)	(3,514)

Loan recoveries:
Commercial:
Commercial and industrial	111	103	106	88	111
Real estate mortgage	33	36	36	23	57
Real estate construction	43	13	40	43	27
Lease financing	5	6	4	7	6
Foreign	6	15	7	17	10

Total commercial	198	173	193	178	211

Consumer:
Real estate 1-4 family first mortgage	29	37	60	79	155
Real estate 1-4 family junior lien mortgage	68	57	56	51	59
Credit card	46	59	47	54	84
Other revolving credit and installment	148	159	143	162	167

Total consumer	291	312	306	346	465

Total loan recoveries	489	485	499	524	676

Net loan charge-offs	(2,200)	(2,395)	(2,640)	(2,611)	(2,838)

Allowances related to business combinations/other	(1)	(52)	(18)	(6)	(42)

Balance, end of quarter	$18,646	19,129	19,668	20,372	21,262

Components:
Allowance for loan losses	$18,320	18,852	19,372	20,039	20,893
Allowance for unfunded credit commitments	326	277	296	333	369

Allowance for credit losses	$18,646	19,129	19,668	20,372	21,262

Net loan charge-offs (annualized) as a percentage of average total loans	1.15%	1.25	1.36	1.37	1.52
Allowance for loan losses as a percentage of:
Total loans	2.36	2.46	2.52	2.64	2.78
Nonaccrual loans	89	86	91	92	91
Nonaccrual loans and other nonperforming assets	74	71	75	75	75
Allowance for credit losses as a percentage of:
Total loans	2.41	2.50	2.56	2.68	2.83
Nonaccrual loans	91	87	92	93	92
Nonaccrual loans and other nonperforming assets	75	72	76	76	76

(1)	Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER TIER 1 COMMON EQUITY UNDER BASEL I (1)

(in billions)		June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Total equity		$149.4	146.8	141.7	139.2	137.9
Noncontrolling interests		(1.3)	(1.3)	(1.5)	(1.5)	(1.5)

Total Wells Fargo stockholders’ equity		148.1	145.5	140.2	137.7	136.4

Adjustments:
Preferred equity		(10.6)	(10.6)	(10.6)	(10.6)	(10.6)
Goodwill and intangible assets (other than MSRs)		(33.5)	(33.7)	(34.0)	(34.4)	(34.6)
Applicable deferred taxes		3.5	3.7	3.8	4.0	4.1
MSRs over specified limitations		(0.7)	(0.9)	(0.8)	(0.7)	(0.9)
Cumulative other comprehensive income		(4.6)	(4.1)	(3.1)	(3.7)	(5.3)
Other		(0.5)	(0.4)	(0.4)	(0.4)	(0.3)

Tier 1 common equity	(A)	$101.7	99.5	95.1	91.9	88.8

Total risk-weighted assets (2)	(B)	$1,009.1	996.8	1,005.6	983.2	970.2

Tier 1 common equity to total risk-weighted assets	(A)/(B)	10.08%	9.98	9.46	9.34	9.15

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets. The Company’s June 30, 2012, preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $841.0 billion and derivative and off-balance sheet risk-weighted assets of $168.1 billion.

TIER 1 COMMON EQUITY UNDER BASEL III (ESTIMATED) (1) (2)

(in billions)		June 30, 2012

Tier 1 common equity under Basel I		$101.7

Adjustments from Basel I to Basel III (3) (5):

Cumulative other comprehensive income related to AFS securities and defined benefit pension plans		4.2

Other		0.3

Total adjustments from Basel I to Basel III		4.5
Threshold deductions, as defined under Basel III (4) (5)		(0.7)

Tier 1 common equity anticipated under Basel III	(C)	105.5

Total risk-weighted assets anticipated under Basel III (6)	(D)	$1,355.4

Tier 1 common equity to total risk-weighted assets anticipated under Basel III	(C)/(D)	7.78%

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	The Basel III Tier 1 common equity and risk-weighted assets are calculated based on management’s current interpretation of the Basel III capital rules proposed by federal banking agencies in notices of proposed rulemaking announced in June 2012. The proposed rules and interpretations and assumptions used in estimating Basel III calculations are subject to change depending on final promulgations of Basel III capital rules.
(3)	Adjustments from Basel I to Basel III represent reconciling adjustments, primarily certain components of cumulative other comprehensive income deducted for Basel I purposes, to derive Tier 1 common equity under Basel III.
(4)	Threshold deductions, as defined under Basel III, include individual and aggregate limitations, as a percentage of Tier 1 common equity, with respect to MSRs, deferred tax assets and investments in unconsolidated financial companies.
(5)	Volatility in interest rates can have a significant impact on the valuation of cumulative other comprehensive income and MSRs and therefore, may impact adjustments from Basel I to Basel III, and MSRs subject to threshold deductions, as defined under Basel III, in future reporting periods.
(6)	Under current Basel proposals, risk-weighted assets incorporate different classifications of assets, with certain risk weights based on a borrower’s credit rating or Wells Fargo’s own risk models, along with adjustments to address a combination of credit/counterparty, operational and market risks, and other Basel III elements. The amount of risk-weighted assets anticipated under Basel III is preliminary and subject to change depending on final promulgation of Basel III capital rulemaking and interpretations thereof by regulatory authorities.

Wells Fargo & Company and Subsidiaries

OPERATING SEGMENT RESULTS (1)

(income/expense in millions, average balances in billions)	Community Banking		Wholesale Banking		Wealth, Brokerage and Retirement		Other (2)		Consolidated Company
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011

Quarter ended June 30,
Net interest income (3)	$7,306	7,390	3,347	2,930	698	697	(314)	(339)	11,037	10,678
Provision (reversal of provision) for credit losses	1,573	1,916	188	(97)	37	62	2	(43)	1,800	1,838
Noninterest income	5,786	5,215	2,770	2,665	2,273	2,396	(577)	(568)	10,252	9,708
Noninterest expense	7,580	7,412	3,113	2,761	2,376	2,486	(672)	(184)	12,397	12,475

Income (loss) before income tax expense (benefit)	3,939	3,277	2,816	2,931	558	545	(221)	(680)	7,092	6,073
Income tax expense (benefit)	1,313	1,055	932	998	210	206	(84)	(258)	2,371	2,001

Net income (loss) before noncontrolling interests	2,626	2,222	1,884	1,933	348	339	(137)	(422)	4,721	4,072
Less: Net income from noncontrolling interests	91	102	3	20	5	2	-	-	99	124

Net income (loss) (4)	$2,535	2,120	1,881	1,913	343	337	(137)	(422)	4,622	3,948

Average loans	$483.9	497.0	270.2	242.9	42.5	43.5	(28.4)	(32.1)	768.2	751.3
Average assets	746.6	747.6	478.4	417.3	160.9	150.7	(64.3)	(64.7)	1,321.6	1,250.9
Average core deposits	586.1	552.0	220.9	190.6	134.2	125.9	(60.6)	(61.0)	880.6	807.5

Six months ended June 30,
Net interest income (3)	$14,632	14,965	6,528	5,648	1,399	1,397	(634)	(681)	21,925	21,329
Provision (reversal of provision) for credit losses	3,451	3,977	283	37	80	102	(19)	(68)	3,795	4,048
Noninterest income	11,881	10,297	5,622	5,369	4,634	4,850	(1,137)	(1,130)	21,000	19,386
Noninterest expense	15,405	15,034	6,167	5,550	4,923	5,043	(1,105)	(419)	25,390	25,208

Income (loss) before income tax expense (benefit)	7,657	6,251	5,700	5,430	1,030	1,102	(647)	(1,324)	13,740	11,459
Income tax expense (benefit)	2,606	1,800	1,948	1,860	391	416	(246)	(503)	4,699	3,573

Net income (loss) before noncontrolling interests	5,051	4,451	3,752	3,570	639	686	(401)	(821)	9,041	7,886
Less: Net income from noncontrolling interests	168	151	3	22	-	6	-	-	171	179

Net income (loss) (4)	$4,883	4,300	3,749	3,548	639	680	(401)	(821)	8,870	7,707

Average loans	$485.0	502.7	269.4	238.8	42.5	43.1	(28.5)	(31.9)	768.4	752.7
Average assets	742.5	752.1	473.1	408.1	161.4	150.7	(64.7)	(64.8)	1,312.3	1,246.1
Average core deposits	580.7	550.0	220.9	187.7	134.9	125.7	(60.9)	(61.2)	875.6	802.2

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. In the first quarter 2012, we modified internal funds transfer rates and the allocation of funding. The prior periods have been revised to reflect these changes.
(2)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing wealth management customers serviced and products sold in the stores.
(3)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.
(4)	Represents segment net income (loss) for Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement segments and Wells Fargo net income for the consolidated company.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER OPERATING SEGMENT RESULTS (1)

	Quarter ended

(income/expense in millions, average balances in billions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

COMMUNITY BANKING
Net interest income (2)	$7,306	7,326	7,420	7,272	7,390
Provision for credit losses	1,573	1,878	2,025	1,974	1,916
Noninterest income	5,786	6,095	5,589	5,238	5,215
Noninterest expense	7,580	7,825	7,313	6,905	7,412

Income before income tax expense	3,939	3,718	3,671	3,631	3,277
Income tax expense	1,313	1,293	1,084	1,220	1,055

Net income before noncontrolling interests	2,626	2,425	2,587	2,411	2,222
Less: Net income from noncontrolling interests	91	77	78	87	102

Segment net income	$2,535	2,348	2,509	2,324	2,120

Average loans	$483.9	486.1	490.6	489.7	497.0
Average assets	746.6	738.3	753.3	751.8	747.6
Average core deposits	586.1	575.2	568.4	556.4	552.0

WHOLESALE BANKING
Net interest income (2)	$3,347	3,181	3,071	2,897	2,930
Provision (reversal of provision) for credit losses	188	95	31	(178)	(97)
Noninterest income	2,770	2,852	2,345	2,238	2,665
Noninterest expense	3,113	3,054	2,938	2,689	2,761

Income before income tax expense	2,816	2,884	2,447	2,624	2,931
Income tax expense	932	1,016	813	822	998

Net income before noncontrolling interests	1,884	1,868	1,634	1,802	1,933
Less: Net income (loss) from noncontrolling interests	3	-	(2)	(1)	20

Segment net income	$1,881	1,868	1,636	1,803	1,913

Average loans	$270.2	268.6	265.1	253.4	242.9
Average assets	478.4	467.8	458.3	437.1	417.3
Average core deposits	220.9	220.9	223.2	209.3	190.6

WEALTH, BROKERAGE AND RETIREMENT
Net interest income (2)	$698	701	731	716	697
Provision for credit losses	37	43	20	48	62
Noninterest income	2,273	2,361	2,311	2,172	2,396
Noninterest expense	2,376	2,547	2,520	2,371	2,486

Income before income tax expense	558	472	502	469	545
Income tax expense	210	181	191	178	206

Net income before noncontrolling interests	348	291	311	291	339
Less: Net income (loss) from noncontrolling interests	5	(5)	-	1	2

Segment net income	$343	296	311	290	337

Average loans	$42.5	42.5	42.8	43.1	43.5
Average assets	160.9	161.9	160.6	158.4	150.7
Average core deposits	134.2	135.6	135.2	133.3	125.9

OTHER (3)
Net interest income (2)	$(314)	(320)	(330)	(343)	(339)
Provision (reversal of provision) for credit losses	2	(21)	(36)	(33)	(43)
Noninterest income	(577)	(560)	(532)	(562)	(568)
Noninterest expense	(672)	(433)	(263)	(288)	(184)

Loss before income tax benefit	(221)	(426)	(563)	(584)	(680)
Income tax benefit	(84)	(162)	(214)	(222)	(258)

Net loss before noncontrolling interests	(137)	(264)	(349)	(362)	(422)
Less: Net income from noncontrolling interests	-	-	-	-	-

Other net loss	$(137)	(264)	(349)	(362)	(422)

Average loans	$(28.4)	(28.6)	(29.9)	(31.7)	(32.1)
Average assets	(64.3)	(65.1)	(65.5)	(65.9)	(64.7)
Average core deposits	(60.6)	(61.2)	(61.9)	(62.2)	(61.0)

CONSOLIDATED COMPANY
Net interest income (2)	$11,037	10,888	10,892	10,542	10,678
Provision for credit losses	1,800	1,995	2,040	1,811	1,838
Noninterest income	10,252	10,748	9,713	9,086	9,708
Noninterest expense	12,397	12,993	12,508	11,677	12,475

Income before income tax expense	7,092	6,648	6,057	6,140	6,073
Income tax expense	2,371	2,328	1,874	1,998	2,001

Net income before noncontrolling interests	4,721	4,320	4,183	4,142	4,072
Less: Net income from noncontrolling interests	99	72	76	87	124

Wells Fargo net income	$4,622	4,248	4,107	4,055	3,948

Average loans	$768.2	768.6	768.6	754.5	751.3
Average assets	1,321.6	1,302.9	1,306.7	1,281.4	1,250.9
Average core deposits	880.6	870.5	864.9	836.8	807.5

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. In first quarter 2012, we modified internal funds transfer rates and the allocation of funding. Prior periods have been revised to reflect these changes.
(2)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.
(3)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing wealth management customers serviced and products sold in the stores.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

MSRs measured using the fair value method:

Fair value, beginning of quarter	$13,578	12,603	12,372	14,778	15,648
Servicing from securitizations or asset transfers (1)	1,139	1,776	1,211	744	740
Sales	(293)	-	-	-	-

Net additions (reductions)	846	1,776	1,211	744	740

Changes in fair value:

Due to changes in valuation model inputs or assumptions:
Mortgage interest rates (2)	(1,496)	147	(483)	(2,867)	(905)
Servicing and foreclosure costs (3)	(146)	(54)	(2)	(33)	(445)
Discount rates (4)	-	(344)	-	-	-
Prepayment estimates and other (5)	11	93	21	260	275

Net changes in valuation model inputs or assumptions	(1,631)	(158)	(464)	(2,640)	(1,075)

Other changes in fair value (6)	(712)	(643)	(516)	(510)	(535)

Total changes in fair value	(2,343)	(801)	(980)	(3,150)	(1,610)

Fair value, end of quarter	$12,081	13,578	12,603	12,372	14,778

(1)	Quarter ended March 31, 2012, includes $315 million residential MSRs transferred from amortized MSRs that we elected to carry at fair value effective January 1, 2012.
(2)	Primarily represents prepayment speed changes due to changes in mortgage interest rates, but also includes other valuation changes due to changes in mortgage interest rates (such as changes in estimated interest earned on custodial deposit balances).
(3)	Includes costs to service and unreimbursed foreclosure costs.
(4)	Reflects discount rate assumption change, excluding portion attributable to changes in mortgage interest rates; the first quarter 2012 change reflects increased capital return requirements from market participants.
(5)	Represents changes driven by other valuation model inputs or assumptions including prepayment speed estimation changes and other assumption updates. Prepayment speed estimation changes are influenced by observed changes in borrower behavior.
(6)	Represents changes due to collection/realization of expected cash flows over time.

	Quarter ended

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Amortized MSRs:

Balance, beginning of quarter	$1,074	1,445	1,437	1,432	1,432
Purchases	78	14	53	21	36
Servicing from securitizations or asset transfers (1)	34	(327)	26	50	27
Amortization	(56)	(58)	(71)	(66)	(63)

Balance, end of quarter	1,130	1,074	1,445	1,437	1,432

Valuation Allowance:

Balance, beginning of quarter	-	(37)	(40)	(10)	(9)
Reversal of provision (provision) for MSRs in excess of fair value (1)	-	37	3	(30)	(1)

Balance, end of quarter	-	-	(37)	(40)	(10)

Amortized MSRs, net	$1,130	1,074	1,408	1,397	1,422

Fair value of amortized MSRs:

Beginning of quarter	$1,263	1,756	1,759	1,805	1,898
End of quarter	1,450	1,263	1,756	1,759	1,805

(1)	Quarter ended March 31, 2012, is net of $ 350 million ($313 million after valuation allowance) of residential MSRs that we elected to carry at fair value effective January 1, 2012. A cumulative adjustment of $2 million to fair value was recorded in retained earnings at January 1, 2012.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended

(in millions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Servicing income, net:
Servicing fees (1)	$1,070	1,011	876	1,029	1,102
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(1,631)	(158)	(464)	(2,640)	(1,075)
Other changes in fair value (3)	(712)	(643)	(516)	(510)	(535)

Total changes in fair value of MSRs carried at fair value	(2,343)	(801)	(980)	(3,150)	(1,610)
Amortization	(56)	(58)	(71)	(66)	(63)
Reversal of provision (provision) for MSRs in excess of fair value	-	-	3	(30)	(1)
Net derivative gains from economic hedges (4)	2,008	100	665	3,247	1,449

Total servicing income, net	$679	252	493	1,030	877

Market-related valuation changes to MSRs, net of hedge results (2)+(4)	$377	(58)	201	607	374

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues.
(2)	Refer to the changes in fair value MSRs table on page 41 for more detail.
(3)	Represents changes due to collection/realization of expected cash flows over time.
(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

(in billions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Managed servicing portfolio (1):
Residential mortgage servicing:
Serviced for others	$1,499	1,483	1,456	1,457	1,464
Owned loans serviced	357	350	358	349	338
Subservicing	7	7	8	8	8

Total residential servicing	1,863	1,840	1,822	1,814	1,810

Commercial mortgage servicing:
Serviced for others	406	407	398	401	402
Owned loans serviced	106	106	106	104	101
Subservicing	13	13	14	14	14

Total commercial servicing	525	526	518	519	517

Total managed servicing portfolio	$2,388	2,366	2,340	2,333	2,327

Total serviced for others	$1,905	1,890	1,854	1,858	1,866
Ratio of MSRs to related loans serviced for others	0.69%	0.77	0.76	0.74	0.87
Weighted-average note rate (mortgage loans serviced for others)	4.97	5.05	5.14	5.21	5.26

(1)	The components of our managed servicing portfolio are presented at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended

(in billions)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Application data:
Wells Fargo first mortgage quarterly applications	$208	188	157	169	109
Refinances as a percentage of applications	69%	76	78	74	55
Wells Fargo first mortgage unclosed pipeline, at quarter end	$102	79	72	84	51

Residential Real Estate Originations:
Wells Fargo first mortgage loans:
Retail	$62	61	58	43	34
Correspondent/Wholesale	68	68	61	45	29
Other (1)	1	-	1	1	1

Total quarter-to-date	$131	129	120	89	64

Total year-to-date	$260	129	357	237	148

(1)	Consists of home equity loans and lines.

Wells Fargo & Company and Subsidiaries

CHANGES IN MORTGAGE REPURCHASE LIABILITY

	Quarter ended			Six months ended

(in millions)	June 30, 2012	Mar. 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Balance, beginning of period	$1,444	1,326	1,207	1,326	1,289
Provision for repurchase losses:
Loan sales	72	62	20	134	55
Change in estimate (1)	597	368	222	965	436

Total additions	669	430	242	1,099	491

Losses	(349)	(312)	(261)	(661)	(592)

Balance, end of period	$1,764	1,444	1,188	1,764	1,188

(1) Results from such factors as changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.

UNRESOLVED REPURCHASE DEMANDS AND MORTGAGE INSURANCE RESCISSIONS

($ in millions)	Government sponsored entities (1)	Private	Mortgage insurance rescissions (2)	Total

June 30, 2012
Number of loans	5,687	913	840	7,440
Original loan balance (3)	$1,265	213	188	1,666

March 31, 2012
Number of loans	6,333	857	970	8,160
Original loan balance (3)	$1,398	241	217	1,856

December 31, 2011
Number of loans	7,066	470	1,178	8,714
Original loan balance (3)	$1,575	167	268	2,010

September 30, 2011
Number of loans	6,577	582	1,508	8,667
Original loan balance (3)	$1,500	208	314	2,022

June 30, 2011
Number of loans	6,876	695	2,019	9,590
Original loan balance (3)	$1,565	230	444	2,239

(1)	Includes repurchase demands of 526 and $103 million, 694 and $131 million, 861 and $161 million, 878 and $173 million, and 892 and $179 million, for June 30 and March 31, 2012, and December 31, September 30 and June 30, 2011, respectively, received from investors on mortgage servicing rights acquired from other originators. We generally have the right of recourse against the seller and may be able to recover losses related to such repurchase demands subject to counterparty risk associated with the seller. The number of repurchase demands from GSEs that are from mortgage loans originated in 2006 through 2008 totaled 78% at June 30, 2012.
(2)	As part of our representations and warranties in our loan sales contracts, we typically represent to GSEs and private investors that certain loans have mortgage insurance to the extent there are loans that have loan to value ratios in excess of 80% that require mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer due to a claim of breach of a contractual representation or warranty, the lack of insurance may result in a repurchase demand from an investor. Similar to repurchase demands, we evaluate mortgage insurance rescission notices for validity and appeal for reinstatement if the rescission was not based on a contractual breach. When investor demands are received due to lack of mortgage insurance, they are reported as unresolved repurchase demands based on the applicable investor category for the loan (GSE or private). Over the last year, approximately 20% of our repurchase demands from GSEs had mortgage insurance rescission as one of the reasons for the repurchase demand. Of all the mortgage insurance rescissions notices received in 2011, approximately 80% have resulted in repurchase demands through June 2012. Not all mortgage insurance rescissions received in 2011 have been completed through the appeals process with the mortgage insurer and upon successful appeal, we work with the investor to rescind the repurchase demand.
(3)	While the original loan balances related to these demands are presented above, the establishment of the repurchase liability is based on a combination of factors, such as our appeals success rates, reimbursement by correspondent and other third party originators, and projected loss severity, which is driven by the difference between the current loan balance and the estimated collateral value less costs to sell the property.